Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

GNC HOLDINGS, INC.

and

HARBIN PHARMACEUTICAL GROUP HOLDINGS CO., LTD.

Dated as of February 13, 2018

i

4.1	Corporate Organization	31
4.2	Authority, Execution and Delivery; Enforceability	31
4.3	No Conflicts	32
4.4	Litigation	32
4.5	Financing	32
4.6	Proxy Statement; Other Information	33
4.7	Ownership of Company Common Stock	33
4.8	Securities Act Representations	33
4.9	Anti-Money Laundering, Anti-Terrorism and Similar Laws	33
4.10	Brokers	34
4.11	Guarantee	34
4.12	No Other Representations and Warranties; Non-Reliance	34

ARTICLE 5 COVENANTS; ADDITIONAL AGREEMENTS		35

5.1	Conduct of Business by the Company Pending the Closing	35
5.2	Access to Information; Confidentiality	36
5.3	No Solicitation	37
5.4	SEC Filings; Other Proceedings	41
5.5	Appropriate Proceeding; Consents; Filings	42
5.6	CFIUS	44
5.7	Ownership and Control of Investor	45
5.8	PRC Approvals	45
5.9	Certain Notices	45
5.10	Public Announcements	46
5.11	Debt Refinancing Undertakings	46
5.12	China Joint Venture	47
5.13	Takeover Statutes	47
5.14	Reservation of Common Stock	47
5.15	Integration	47
5.16	Listing	47
5.17	Securities Laws. Investor acknowledges and agrees that:	47
5.18	Board of Directors	49
5.19	Certificate of Designation and Company Bylaws	50
5.20	Certain Adjustments	50
5.21	Escrow Agreement	51
5.22	Subsidiary Assignment	51
5.23	Letter of Credit	51

ARTICLE 6 CONDITIONS TO CLOSING		51

6.1	Conditions to Obligations of Each Party Under This Agreement	51
6.2	Conditions to Obligations of the Company Under This Agreement	52
6.3	Conditions to Obligations of Investor Under This Agreement	52

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		53

ii

7.1	Termination	53
7.2	Effect of Termination	53
7.3	Company Termination Fee	55
7.4	Investor Termination Fee	57
7.5	Amendment	58
7.6	Waiver	58

ARTICLE 8 GENERAL PROVISIONS		58

8.1	Non-Survival of Representations and Warranties	58
8.2	Fees and Expenses	59
8.3	Notices	59
8.4	Severability	60
8.5	Entire Agreement	60
8.6	Assignment	60
8.7	No Third Party Beneficiaries	61
8.8	Governing Law; Dispute Resolution	61
8.9	Counterparts	62
8.10	Specific Performance	62

Exhibit A	Form of Certificate of Designations
Exhibit B	Form of Director Confidentiality Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Stockholders Agreement
Exhibit E	China JV Term Sheet
Exhibit F	Amended and Restated Company Bylaws

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of February 13, 2018 (this “Agreement”), is made by and between Harbin Pharmaceutical Group Holdings Co., Ltd., a corporation incorporated in the People’s Republic of China (“Investor”), and GNC Holdings, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the Company desires to issue and sell to Investor, and Investor desires to purchase from the Company, 299,950 shares of the Company’s Convertible Preferred Stock, on the terms and conditions contained herein;

WHEREAS, as consideration for the issuance and sale of Convertible Preferred Stock by the Company, Investor shall pay to the Company cash in the aggregate amount of $299,950,000;

WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of Investor, and Investor will rely on such representations, warranties and covenants as a material inducement to its purchase of the Convertible Preferred Stock;

WHEREAS, in connection with such sale and purchase, Investor is willing to make certain representations and warranties, and to agree to observe certain covenants set forth herein for the benefit of the Company, and the Company will rely on such representations, warranties and covenants as a material inducement to its sale of the Convertible Preferred Stock;

WHEREAS, in order to induce the Company to enter into this Agreement, simultaneously with the execution of this Agreement, Infinite Benefits Limited (the “Guarantor”) has delivered to the Company a limited guarantee (the “Guarantee”), pursuant to which the Guarantor has agreed to guarantee the obligations of Investor to pay the Investor Termination Fee pursuant to Section 7.4; and

WHEREAS, the Board of Directors of the Company (the “Board”) has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the other Transaction Documents and the consummation of the Transactions, including the issuance of shares of Convertible Preferred Stock in accordance with this Agreement, (ii) determined that the terms of the Agreement and the other Transaction Documents and the Transactions, including the issuance of shares of Convertible Preferred Stock in accordance with this Agreement, are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the issuance of shares of Convertible Preferred Stock in accordance with this Agreement be submitted to the stockholders of the Company at a special meeting for approval, (iv) recommended approval by the Company’s stockholders of the Company Proposals in accordance with this Agreement and

(v) declared that this Agreement and the other Transaction Documents and the Transactions, including the issuance of shares of Convertible Preferred Stock in accordance with this Agreement, are advisable.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. The parties agree that (i) CITIC Capital Group, its affiliated investment funds and its and their respective controlled affiliates shall be deemed to be “affiliates” of Investor, and (ii) no Governmental Entity shall be deemed to be an “affiliate” of either party.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to remain closed or close prior to 5:00 p.m. Eastern time.

“Certificate of Designations” means that certain Certificate of Designations of the Company establishing the Convertible Preferred Stock, in the form attached hereto as Exhibit A.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity.

“CFIUS Clearance” means that any review or investigation (if any) by CFIUS of the transaction shall have been concluded and: (i) the parties have received written notice from CFIUS that CFIUS has concluded that the transactions contemplated by this Agreement are not “covered transactions” under Section 721 of the DPA; (ii) the parties have received written notice from CFIUS that the review and further investigation (if any) under Section 721 of the DPA of the transactions contemplated by this Agreement have been concluded, and CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or (iii) CFIUS shall have sent a report to the President of the United States requesting a decision on the CFIUS notice submitted by the parties and either (A) the period under which the President may announce his decision to take action to suspect, prohibit or place any limitations on the transaction shall have expired without any such action being taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transaction.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Incentive Plans” means the GNC Holdings, Inc. 2015 Stock and Incentive Plan, as amended and restated (formerly known as the GNC Holdings, Inc. 2011 Stock and Incentive Plan), the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, as amended, and all other plans, programs, agreements or arrangements (including inducement award agreements) pursuant to which equity and/or equity-based incentive awards have been or may be issued.

“Company Intellectual Property” means the Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries and that is used in the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company relative to other companies operating in the same industry: (a) changes or proposed changes in applicable Law, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) actions or omissions taken or not taken at the request of, or with the consent of, Investor or any of its affiliates, (e) the negotiation, announcement, pendency or consummation of this Agreement and the Transactions, including the identity of, Investor or any of its affiliates or any communication by Investor or any of its affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (f) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions contemplated hereby, (g) a decrease in the trading price or trading volume of, or suspension of trading in, the Shares, or any changes in the trading prices of, or defaults under, the Credit Agreement, any asset based indebtedness permitted to be incurred pursuant to the Credit Agreement or the Convertible Notes Indenture, provided that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) shall be taken into account in determining whether a Company Material Adverse Effect has occurred, or (h) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) shall be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Owned Intellectual Property” means Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Company Proposals” means the Company’s proposal to approve the sale and issuance of the maximum number of shares of Company Common Stock upon conversion of the Convertible Preferred Stock, based on the then applicable Conversion Price, in accordance with NYSE Rule 312.03(c) and NYSE Rule 312.03(d), as applicable.

“Company Stockholder Approval” means the affirmative vote of a majority of the holders of the Company’s shares present in person or represented by proxy at the Company Meeting and entitled to vote to approve the sale and issuance of the maximum number of shares of Company Common Stock upon conversion of the Convertible Preferred Stock, based on the then applicable Conversion Price, in accordance with NYSE Rule 312.03(c) and NYSE Rule 312.03(d), as applicable.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legally binding commitments, whether written or oral, to which in each case a Person is a party or to which any of the properties or assets of such Person is subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Conversion Price” means the initial $5.35 per share conversion price for the Shares.

“Convertible Notes” means the Company’s 1.5% Convertible Senior Notes, issued on August 10, 2015 pursuant to the Convertible Notes Indenture, in an original aggregate principal amount of $287,500,000, due in 2020.

“Convertible Notes Indenture” means that certain Indenture, dated as of August 10, 2015, by and among the Company, the Subsidiary guarantors party thereto and Bank of New York Mellon Trust Company, N.A., as Trustee.

“Convertible Preferred Stock” means the class of preferred stock of the Company titled the “Series A Convertible Preferred Stock.”

“Credit Agreement” means the Credit Agreement, dated as of November 26, 2013, among GNC Corporation, General Nutrition Centers, Inc., the lenders and other parties party thereto from to time, and JPMorgan Chase Bank, N.A. as administrative agent, as amended and/or supplemented by the First Amendment, dated December 9, 2013 and by the Replacement and Incremental Facility Amendment, dated March 4, 2016, and as may be amended, supplemented or otherwise modified from time to time.

“Credit Agreement Refinancing” means (i) the amendment of, and/or waiver under, the Credit Agreement, (ii) the refinancing or repayment, in whole or in part, of the Indebtedness outstanding as of the date hereof under the Credit Agreement, and/or (iii) the entering into and incurrence of indebtedness under any asset-based indebtedness permitted to be incurred pursuant to the Credit Agreement, in the case of clauses (i) through (iii) above, on terms and conditions reasonably satisfactory to the Investor (such consent not to be unreasonably withheld, conditioned or delayed) provided that, in the aggregate, at least ninety percent (90%) of the principal amount outstanding of the “Tranche B Term Loans” (as defined in the Credit Agreement) thereunder, as of the date hereof, shall have been repaid (other than with proceeds of any revolving facility under the Credit Agreement or the Credit Agreement Refinancing Documentation) or extended their maturity date to March 4, 2021 (without regard to any potential acceleration or springing maturity terms); provided, further, that the proposed terms and conditions of any such amendment, waiver, refinancing, repayment or incurrence shall be deemed to be reasonably satisfactory to Investor if, following written notice of such terms and conditions by the Company, Investor does not object in writing within three (3) Business Days after receipt of the Company’s written notice.

“Credit Agreement Refinancing Documentation” means any documentation governing any Credit Agreement Refinancing.

“Debt Refinancing” means the Credit Agreement Refinancing and, if necessary in connection with the consummation of the Transactions, the repayment, discharge, prepayment, refinancing, conversion, redemption or repurchase of the Convertible Notes, in whole or in part, as may be required by the Convertible Notes Indenture.

“Director” means any director of the Company.

“Director Confidentiality Agreement” means a Confidentiality Agreement, substantially in the form attached as Exhibit B hereto.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability or violation arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection or clean-up of the environment (including ambient air, surface water, ground water, drinking water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials.

“Environmental Permits” means any permit, certificate, consent, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any employer that would be considered a single employer with the Company under Section 4001(b) of ERISA or Sections 414(b) or (c) of the Code or, solely for purposes of Title IV of ERISA, Sections (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government List” means any list maintained by any agency or department of any Governmental Entity in the United States of Persons, organizations or entities subject to international trade, export, import or transactions restrictions, controls or prohibitions, including (i) the Denied Persons List and Entities List maintained by the U.S. Department of Commerce, (ii) the List of Specially Designated Nationals and Blocked Persons and the List of Sectoral Sanctions Identification maintained by the U.S. Department of Treasury, (iii) the Foreign Terrorist Organizations List and the Debarred Parties List maintained by the U.S. Department of State and (iv) those Persons, organizations and entities listed in the Annex to, or are otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 21, 2004).

“Governmental Entity” means (i) any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, (ii) any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, (iii) any arbitrator, arbitral body or mediator and (iv) any self-regulatory organization (including the NYSE, or any other securities market).

“Handling” means the access, acquisition, compilation, use, storage, processing, transmission, safeguarding, disposal, destruction, disclosure or exploitation of data.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, radioactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness; (c) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP; (d) all letters of credit, performance bonds, surety bonds, banker’s acceptances or similar obligations issued for the account of such Person; (e) all guarantees and keepwell arrangements issued by such Person; (f) to the extent not otherwise included, all indebtedness of another Person secured by a Lien on any asset owned by such first Person, whether or not such indebtedness is assumed by such first Person; (g) all obligations due and payable under any interest rate swap agreements or interest rate hedge agreements and similar agreements to which any such Person is a party; (h) all obligations issued or assumed as the deferred purchase price of property or services with respect to which any Person is liable, contingent or otherwise (including conditional sale obligations and “earn-out” obligations but excluding trade payables arising in the ordinary course of business); and (i) any interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage or fees and expenses due and payable with respect thereto.

“Independent Investor Designee” means an Investor Designee that (i) at no time during the three (3) year period prior to his or her appointment to the Board has been or is an employee, director, officer of, or consultant or other service provider to, any member of the Investor Group, or has received or is receiving compensation from any member of the Investor Group, and (ii) qualifies as an “independent” director under the rules of the NYSE and any guidelines adopted by the Board or the Nominating and Corporate Governance Committee that are applicable to all of the Company’s directors, as determined in good faith by the Nominating and Corporate Governance Committee.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos,

slogans, brand names, trade names, Internet domain names, social media accounts and corporate names (whether or not registered), and other indicia of origin, and all applications and registrations in connection therewith; (c) copyrights (whether or not published), rights of attribution, publicity and privacy, and all applications and registrations in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information, inventions, ideas, research and development information, know-how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, databases and compilations of data, methods and techniques, and manuals and specifications of operating and promoting retail health, wellness and performance stores and franchises.

“Investor Group” means Investor and any of its affiliates and Subsidiaries.

“Investor Related Parties” means Investor, each of its affiliates or any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, affiliates, Representatives or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling Person, stockholder, member, manager, director, officer, employee, agent, affiliate, Representative or assignee of any of the foregoing.

“Investor Termination Fee” means an amount equal to $18,000,000.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the information and communications technologies owned, leased or licensed by the Company or any of its Subsidiaries, including hardware, software, websites, networks, Application Programming Interfaces and all other information technology equipment of the Company and its Subsidiaries.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge, after inquiry of direct reports deemed in good faith to be reasonable, of the individuals listed in Section 1.1(a) of the Company Disclosure Schedule; and (b) when used with respect to Investor, the actual knowledge, after inquiry of direct reports deemed in good faith to be reasonable, of Hao Shi jun, the General Manager of Investor.

“Law” means any applicable United States or foreign federal, national, provincial, state, municipal and local laws, statutes, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means, with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, decision, ruling, determination, writ, injunction, decree or arbitration award.

“Permitted Liens” means (a) Liens for Taxes (i) not yet due or delinquent or subject to penalties or (ii) that are being contested in good faith by appropriate Proceedings and (in the case of this clause (ii)) for which appropriate reserves have been made in accordance with GAAP, (b) Liens in favor of landlords, lessors, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (c) non-exclusive licenses of Intellectual Property, (d) (i) matters of record, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of such Company Real Property, (iii) applicable building, zoning and land use regulations, and (iv) other minor imperfections or irregularities in title, restrictions, easements, rights of way and other non-monetary Liens which, in each of cases (i), (ii), (iii) and (iv) are not violated in any material respect by, and do not materially impair the use (as of the date hereof), operation or occupancy of the Company Real Property to which they relate, (e) Liens arising under the Credit Agreement or Credit Agreement Refinancing Documentation and (f) Liens described in Section 1.1(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means any (a) information that identifies an individual or, in combination with any other information or data in the possession or control of the Company or any of its Subsidiaries, could be used to identify an individual; and (b) sensitive information regarding individuals or regarding their employment, family, sexual, political, health, financial or location status, such as Governmental Entity-issued identifiers, or credit card or other financial information, including bank account information.

“PRC” means the People’s Republic of China, excluding for purposes of this Agreement only, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“PRC Approvals” means, the filings with, decisions by and approvals from PRC Governmental Entities with respect to the transactions contemplated hereby, including (i) the approval from SASAC, (ii) the filing with and/or confirmation from NDRC with respect to the consummation of the transactions contemplated hereby, (iii) the filing with and/or the issuance of the certificate of outbound investment by enterprises by MOFCOM with respect to the consummation of the Transactions contemplated hereby and (iv) the foreign exchange registration conducted by authorized banks under SAFE’s supervision in connection with the transactions contemplated hereby.

“Proceedings” means all actions, suits, claims, mediations, arbitrations or proceedings, in each case, by or before any Governmental Entity.

“Proxy Statement” means a proxy statement on Schedule 14A filed with the SEC relating to the Company Stockholder Approval.

“Registration Rights Agreement” means a Registration Rights Agreement substantially in the form attached hereto as Exhibit C, to be entered into by the Company and Investor at the Closing.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, drinking water, ground water, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives acting on such Person’s behalf in connection with the Transactions.

“Restricted Entity” means a Person principally engaged in the business of owning, operating, managing, franchising or branding retail nutrition supplement stores, or developing or manufacturing nutritional supplements, that, in each case, competes with the Company and is listed on Schedule 1.1A attached hereto.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SASAC” means the State-owned Assets Supervision and Administration Commission of the State Council of the PRC or its competent local counterparts.

“SEC” means the United States Securities and Exchange Commission.

“Section 721 of the DPA” means Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. Section 4565.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Stockholders Agreement” means a Stockholders Agreement substantially in the form attached hereto as Exhibit D, to be entered into by the Company and Investor at the Closing.

“Subsidiary” of Investor, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Investor, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, assessments, fees, levies, duties, imposts or other similar charges, in each case, imposed by a Governmental Entity, including income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, capital stock, business license, occupation, commercial activity, customs, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, and additions to tax, interest and penalties with respect to any of the foregoing, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise; provided, that any liability under clause (b) shall not include any liability arising from any customary tax indemnification provisions in ordinary course commercial agreements or Contracts, in each case, that are not primarily related to taxes.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” shall mean any Person other than Investor, the Company and their respective affiliates.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Stockholders Agreement, the Guarantee, the Letter of Credit, the Certificate of Designations and the Registration Rights Agreement.

“Transactions” means the issuance, sale and purchase of the Shares in accordance with this Agreement, including any issuance of Underlying Shares, and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the Company’s transfer agent.

“Treasury Regulations” means the final and temporary regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Underlying Shares” means the shares of Company Common Stock issued and issuable upon conversion of the Convertible Preferred Stock and issued and issuable in lieu of the cash payment of dividends on the Convertible Preferred Stock in accordance with the Certificate of Designations.

“Union” means a labor union, trade union, works council or any other employee representative body.

1.2    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition Proposal	Section 5.3(g)(i)
Agreement	Preamble
Board	Recitals
Board Recommendation	Section 3.3(b)
Change of Board Recommendation	Section 5.3(a)
China JV	Section 5.12
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Date Payment	Section 2.2(b)
Company	Preamble
Company Benefit Plan	Section 3.14(a)
Company Bylaws	Section 3.1
Company Charter	Section 3.1
Company Common Stock	Section 3.2(a)
Company Designees	Section 5.18(a)
Company Disclosure Schedule	Article 3
Company Financial Statements	Section 3.7(c)
Company Leased Real Property	Section 3.17(a)
Company Material Contract	Section 3.19
Company Meeting	Section 5.4(b)
Company Options	Section 3.2(a)
Company Owned Real Property	Section 3.17(a)
Company Preferred Stock	Section 3.2(a)
Company Real Property	Section 3.17(a)
Company RSUs	Section 3.2(a)
Company SEC Documents	Section 3.7(a)
Company Termination Fee	Section 7.3(a)

Competing China JV Proposal	Section 5.3(h)
Confidentiality Agreement	Section 5.2(b)
DGCL	Section 4.7
Dispute	Section 8.8(b)
ECL Claims	Section 7.4(c)
Escrow Agent	Section 5.21
Escrow Agreement	Section 5.21
FCPA	Section 3.26
Guarantor	Recitals
Guarantee	Recitals
ICDR	Section 8.8(b)
Intervening Event	Section 5.3(g)(v)
Investor	Preamble
Investor Designees	Section 5.18(a)
Investor Sub	Section 5.22
Investor Termination Fee Release Event	Section 7.4(a)
Letter of Credit	Section 5.23
Minority Transaction Termination Fee	Section 7.3(a)
OFAC	Section 3.27
Outside Date	Section 7.1(d)
Per Share Price	Section 2.1
Proposed Changed Terms	Section 5.3(d)(ii)
Purchase Price	Section 2.1
Service Provider	Section 3.14(a)
Shares	Section 2.1
Superior Majority Proposal	Section 5.3(g)(ii)
Superior Minority Proposal	Section 5.3(g)(iii)
Superior Proposal	Section 5.3(g)(iv)

1.3    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to any applicable Law shall be deemed to refer to such law or applicable Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to “days” shall mean calendar days unless otherwise indicated. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF STOCK; CLOSING

2.1        Issuance, Sale and Purchase of the Shares; Use of Proceeds. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to Investor, and Investor shall purchase and acquire from the Company, 299,950 shares of Convertible Preferred Stock (the “Shares”) at a purchase price of $1,000.00 per share (the “Per Share Price”). The aggregate purchase price for the Shares shall be equal to $299,950,00 (the number of Shares multiplied by the Per Share Price) (the “Purchase Price”). The Company shall use the proceeds for the repayment, in whole or in part, of the Indebtedness outstanding as of the Closing under the Credit Agreement, payment of fees and expenses incurred in connection with the Transactions and other general corporate purposes as may be mutually agreed by the Company and Investor.

2.2        Closing; Payment and Deliveries.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) of the issuance, purchase and sale of the Shares shall take place at 10:00 a.m., New York City time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, or at such other place, time or date as may be mutually agreed upon in writing by the Company and Investor (the date on which the Closing actually occurs, the “Closing Date”).

(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Investor shall cause a wire transfer to be made in immediately available funds to an account of the Company designated in writing by the Company in an amount (the “Closing Date Payment”) equal to, at Investor’s election, either (x) the Purchase Price or (y) the Purchase Price less the Investor Termination Fee, and (ii) the Company shall deliver, or cause to be delivered, to Investor evidence from the Transfer Agent of the issuance of the Shares in the name of Investor by book entry on the stock ledger of the Company (or, if Shares are to be represented in certificated form, a certificate representing the Shares), with the legends contemplated by Section 5.17(d).

(c)    At the Closing, (i) if Investor delivers or causes to be delivered the Purchase Price in accordance with Section 2.2(b)(i)(x), then Investor and the Company shall deliver a joint written notice (a “Joint Release Notice”) to the Escrow Agent (pursuant to the terms of the Escrow Agreement and containing such information as is required by the Escrow Agreement) instructing the Escrow Agent to deliver the Investor Termination Fee to Investor (or its designee) by wire transfer of immediately available funds to an account of Investor (or its designee), as specified in the Joint Release Notice, and (ii) if Investor delivers or causes to be delivered the Closing Date Payment in accordance with Section 2.2(b)(i)(y), then Investor and the Company shall deliver a Joint Release Notice to the Escrow Agent (pursuant to the terms of the Escrow Agreement and containing such information as is required by the Escrow Agreement) instructing the Escrow Agent to deliver the Investor Termination Fee to the Company (or its designee), by wire transfer of immediately available funds to an account of the Company (or its designee), as specified in the Joint Release Notice.

(d)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of Investor and the Company shall execute and deliver the Registration Rights Agreement and the Stockholders Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Investor (the “Company Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent from the face of such disclosure that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents), the Company hereby represents and warrants to Investor as follows:

3.1        Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The

Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2        Capitalization.

(a)    The authorized capital stock of the Company consists of three hundred million (300,000,000) shares of Class A common stock, par value $0.001 per share (“Company Common Stock”), and sixty million (60,000,000) shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of December 31, 2017, (i) 83,566,954 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, of which 378,784 were restricted stock awards subject to forfeiture restrictions, (ii) 45,991,443 shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries, (iii) 4,627,292 shares of Company Common Stock were reserved for issuance under the Company Incentive Plans (including under any inducement award program), (iv) 2,605,167 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock (“Company Options”), (v) 660,596 shares of Company Common Stock were available for issuance upon the vesting of the Company’s outstanding restricted stock unit awards (“Company RSUs”), (vi) 757,568 performance shares with market condition restricted stock awards were available for issuance (assuming maximum achievement) and (vii) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in the immediately preceding sentence, there are no options, restricted stock units, restricted stock, profits interests, stock appreciation rights, phantom equity rights, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to, or the value of which is based on, the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since December 31, 2017 and as of the date of this Agreement, except for the issuance of Company Common Stock under the Company Incentive Plans in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interest, or securities convertible into or exchangeable for such capital stock or other Equity Interests, have been issued other than shares of Company Common Stock issued in respect of the exercise of Company Options or vesting of Company RSUs in the ordinary course of business and the number of shares authorized for issuance under the Company Incentive Plans has not increased. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect as of the date hereof.

(b)    All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as set forth in Section 3.2(a), the Company has not issued any securities, the holders of which have the right to vote with the stockholders of the Company on any matter. Except as provided in the Transaction Documents, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c)    None of the Company or any of its Subsidiaries holds an Equity Interest in any Person other than other Subsidiaries. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any Indebtedness or other obligations of any wholly-owned Subsidiary of the Company or any of its Subsidiaries of any Indebtedness under the Credit Agreement, the Credit Agreement Refinancing Documentation and the Convertible Notes Indenture.

3.3        Authority; Execution and Delivery; Enforceability.

(a)    The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform and comply with each of its obligations hereunder and thereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance and compliance by the Company with each of its obligations herein and therein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement and the other Transaction Documents, or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and will (as of the Closing) duly and validly execute and deliver the other Transaction Documents and, assuming the due authorization, execution and delivery by Investor of this Agreement and the other Transaction Documents to which it is party, this Agreement constitutes and the other Transaction Documents will constitute (as of the Closing) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)    The Board, at a meeting duly called and held, adopted resolutions (i) approving this Agreement and the other Transaction Documents and the consummation of the Transactions, including the issuance of shares of Convertible Preferred Stock and any

Underlying Shares in accordance with this Agreement, (ii) determining that the terms of the Agreement and the other Transaction Documents and the Transactions, including the issuance of shares of Convertible Preferred Stock and any Underlying Shares in accordance with this Agreement, are fair to, and in the best interests of, the Company and its stockholders, (iii) directing that the Company Proposals be submitted to the stockholders of the Company at a special meeting for approval, (iv) recommending approval by the Company’s stockholders of the Company Proposals in accordance with this Agreement (the “Board Recommendation”) and (v) declaring that this Agreement and the other Transaction Documents and the Transactions, including the issuance of shares of Convertible Preferred Stock and any Underlying Shares in accordance with this Agreement, are advisable.

(c)    The Company Stockholder Approval is the only vote of holders of any class or series of Company Common Stock or other Equity Interests of the Company necessary to approve the Transactions. No other vote of the holders of Company Common Stock or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4        No Conflicts.

(a)    The execution and delivery of this Agreement and the other Transaction Documents does not and will not, and the performance by the Company of this Agreement and the other Transaction Documents will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) except as set forth in Section 3.4 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    Assuming the accuracy of the representations and warranties of Investor in Section 4.3(b), the execution and delivery by the Company of this Agreement and the other Transaction Documents does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) under the HSR Act, (iii) the PRC Approvals, (iv) as may be required under Section 721 of the DPA and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party.

3.5        Registration; General Solicitation; No Integration. Subject to, and in reliance on, the representations, warranties and covenants made herein by Investor, the offer and sale of the Convertible Preferred Stock pursuant to this Agreement and any issuance of Underlying Shares is, or will be, as the case may be, exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Other than with respect to Investor and its affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has (i) engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Shares or the Underlying Shares or (ii) directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) of the Company or its affiliates under circumstances that would require registration of the Shares or the Underlying Shares under the Securities Act or cause the offering under this Agreement to be integrated with any prior offering of securities of the Company for purposes of the Securities Act.

3.6        Valid Issuance. Upon issuance, the Shares will be duly authorized for issuance and sale to Investor pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the Purchase Price, will be validly issued, fully paid, non-assessable and will be delivered to Investor free and clear of all Liens (other than (i) Liens created by Investor or any of its affiliates and (ii) transfer restrictions under applicable securities Laws and the Transaction Documents). The issuance of the Shares pursuant to this Agreement is not subject to preemptive or other similar rights. The Underlying Shares shall be duly authorized and, when issued pursuant to the terms of the Certificate of Designations, will be validly issued, fully paid, and nonassessable, and will be free and clear of all Liens (other than (i) Liens created by Investor or any of its affiliates and (ii) transfer restrictions under applicable securities Laws and the Transaction Documents). The issuance of the Underlying Shares will not be subject to preemptive or other similar rights. The respective rights, preferences, privileges and restrictions of the Shares and the Underlying Shares are as stated in the Company Charter (including the Certificate of Designations) and the Stockholders Agreement. The Underlying Shares to be issued upon any conversion of the Shares have been duly reserved for such issuance.

3.7        SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)    The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2016 (the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b)    As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Company SEC Documents.

(c)    The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company Financial Statements”) fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Company Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items.

(d)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)    The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement or the other Transaction Documents, the Transactions or disclosed in Section 3.7(e) of the Company Disclosure Schedule and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.8      Absence of Certain Changes or Events. Since September 30, 2017 through the date of this Agreement, except for the discussion and negotiation of this Agreement and the Transactions, (a) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement to the Closing Date, would require consent from Investor pursuant to Sections 5.1(b), (e) or (f).

3.9      Listing and Maintenance Requirements. The Company Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Company Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration. The Company Common Stock is presently listed on the NYSE and the Company has not received any written notice from the NYSE to the effect that the Company is not in compliance with the maintenance requirements of such exchange.

3.10      Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Company Common Stock and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that are supplied by or on behalf of Investor, in writing, for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.11      Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company (in their capacities as such), except, in each case, for those that, individually or in the aggregate, have not had, and would not, if adversely determined, reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, there are no investigations by any Governmental Entity pending against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company (in their capacities as such), except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company (in their capacities as such) that, if adversely determined, would reasonably be expected to impair the ability of the Company to perform its obligations under the Transaction Documents. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.12      Compliance with Laws and Orders. The Company and its Subsidiaries are in compliance and since January 1, 2017 have been in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries or any assets or properties owned or used by any of them, except (a) for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries and (b) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2017 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any Law or Order, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.13      Permits. The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, orders, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2017, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.14      Employee Benefit Plans.

(a)    “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) end of service or severance, termination protection, retirement, pension, profit sharing, deferred compensation, equity or equity-based, health or welfare, employment, independent contractor, vacation, change in control, transaction, retention, bonus or other incentive, fringe benefit or similar plan, agreement, arrangement, program or policy, or (iii) other plan, Contract, policy or arrangement providing compensation or benefits, in each case whether or not written, in the case of clauses (i)-(iii), that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries, for the benefit of any of its current or former directors, officers, employees or individual independent contractors (each, a “Service Provider”), or for which the Company or any of its Subsidiaries has any direct or indirect liability. No Company Benefit Plan that is subject to Laws of any jurisdiction other than the United States is a defined benefit pension plan.

(b)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine claims for benefits) and (iii) respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances which could subject the Company or any of its Subsidiaries to any Tax, lien, fine or penalty under ERISA or the Code.

(c)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination, opinion or advisory letter from the IRS regarding its tax-qualified status, and to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

(d)    Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to or sponsored), or otherwise has any liability in respect of, a multiemployer plan as defined in Section 3(37) of ERISA or plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any liability in respect of any such plan. No Company Benefit Plan provides post-employment health or welfare benefits for any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries (or their dependents), other than as required under Section 4980B of the Code and at the participant’s sole expense.

(e)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment), by any employee, officer, director or other Person with respect to the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or Section 409A of the Code or otherwise.

(f)    Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional material compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any material increase, payment or funding of compensation or benefits under any of the Company Benefit Plans, or (iii) result in any forgiveness of Indebtedness, trigger any funding obligations under any Company Benefit Plan or limit or restrict the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan.

3.15        Employee and Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with a Union. No employee of the Company or any of its Subsidiaries is represented by a Union. To the Knowledge of the Company, there are no Union organizing activities or demands of any Union for recognition or certification pending or threatened against the Company or any of its Subsidiaries, and there have been no such activities or demands for the past three (3) years. No petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative. There is not presently, and for the past three (3) years there has not been, any collective labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary.

(b)    The Company and its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, classification of employees and independent contractors, child labor, immigration and work authorizations, employment discrimination, harassment and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance, except for noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)    To the Knowledge of the Company, no current executive, or other key employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12) month period following the date hereof.

3.16        Environmental Matters.

(a)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.

(b)    Except as has not had or would not reasonably be expected to result in material liability for the Company or any of its Subsidiaries under Environmental Laws: (i) there are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (ii) none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release regarding any Hazardous Materials, the subject matter of which has not been resolved.

(c)    None of the Company or any of its Subsidiaries (i) has any material unresolved obligations pursuant to any consent decree or consent order or is otherwise subject to any material unresolved obligations pursuant to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any material liability under any Environmental Law or otherwise relating to any Hazardous Materials.

(d)    The Company and each of its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, at any location or owned or operated any property or facility contaminated by any Hazardous Materials, in a manner so as to give rise to any current or future material liabilities pursuant to any Environmental Laws.

3.17        Real Property; Title to Assets.

(a)    The Company or a Subsidiary of the Company has good and valid title in fee simple to all real property and interests in real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”) free and clear of all Liens (other than Permitted Liens) and has good and valid title to the leasehold estates in all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”), in each case, free and clear of all Liens (other than Permitted Liens) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Owned Real Property is in compliance with all existing Laws applicable to such Company Owned Real Property, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Owned Real Property and (iii) the buildings, structures, fixtures, equipment and machinery of the Company and each of its Subsidiaries are sufficient in all material respects for the conduct of the business as currently conducted and are in all material respects structurally sound, in good operating condition and repair (ordinary wear and tear expected) and are adequate for the uses to which they are being put.

(c)    The Company or a Subsidiary of the Company has good and valid title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (other than Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.18      Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(a)    all Tax Returns that are required by applicable Law to be filed by or with respect to any of the Company or its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b)    each of the Company and its Subsidiaries has timely paid all Taxes due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c)    no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn or adequately reserved for in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(d)    there are no audits, examinations, investigations or other Proceedings ongoing or pending against or with respect to the Company or any of its Subsidiaries with respect to any Taxes and no written notification has been received by the Company or any of its Subsidiaries that such an audit or other Proceeding has been proposed or, to the Knowledge of the Company, threatened;

(e)    neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(f)    neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements, in each case, that are not primarily related to Taxes);

(g)    within the past six (6) years, neither the Company nor any of its Subsidiaries have been a member of a consolidated tax group other than a group of which the Company or one of its Subsidiaries has been the common parent;

(h)    the Company is not and never has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five (5) years;

(i)    there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens; and

(j)    neither the Company nor any of its Subsidiaries has entered into any “listed transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

3.19      Material Contracts. The Company has previously disclosed in the Company SEC Documents true, correct and complete copies of each Contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement and required to be disclosed under applicable Law prior to the date hereto (each, a “Company Material Contract”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, each of the Company Material Contracts is valid and binding on the Company and its Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of its Subsidiaries, as applicable, are in compliance with and have performed all obligations required to be performed by them to date under each Company Material Contracts; and (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any material violation or default (or any condition which with the passage of time or the giving of notice or both would cause such a violation of or a default) by any party under any Company Material Contracts nor, to the Company’s Knowledge, has such notice been threatened.

3.20      Intellectual Property.

(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or possess rights to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Intellectual Property.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all patents, registered trademarks, and registered copyrights (including applications therefor) included in the Company Owned Intellectual Property are subsisting and unexpired and, to the Knowledge of the Company, valid and enforceable, and, to the Knowledge of the Company, all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity and maintenance fees and filing for renewals, statements of use and other similar actions, have been taken. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Owned Intellectual Property is involved in any opposition, cancellation, nullity, reissue, reexamination or other proceeding or action challenging the validity, enforceability or ownership of such Company Owned Intellectual Property. The Company owns the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person, or has entered into any agreement that impairs or restricts the use of any Company Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice since January 1, 2017 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2017 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with the Company or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries.

(f)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the IT Systems operate in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries and have not materially malfunctioned or failed in the last three (3) years. To the Knowledge of the Company, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there has been no breach of or unauthorized access to the IT Systems, which resulted in the unauthorized access, modification, encryption, corruption, disclosure, transfer, use, or misappropriation of, any information contained therein.

(g)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Handling of Personal Information by the Company or any of its Subsidiaries is in compliance with all Laws, Contracts and privacy policies applicable to the Company or any Subsidiary or to any such Personal Information. The Company and its Subsidiaries maintain written policies and procedures regarding Handling of data and maintain administrative, technical and physical safeguards that are reasonable and, in any event, in compliance with all applicable Laws and Contracts, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.21      Broker’s Fees. Except for the financial advisors’ fees payable to Goldman Sachs & Co. and Valuation Research Corporation, the Company’s financial advisors, neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.22      Opinion of Financial Advisor. Valuation Research Corporation, the Company’s financial advisor, has delivered to the Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Conversion Price for the Shares to be issued in the Transactions is fair from a financial point of view to the Company.

3.23      Investment Company Act. Neither the Company nor any of its Subsidiaries is, and immediately following receipt of the Purchase Price will not be, an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

3.24      No State Takeover Statutes. The Company has taken all necessary action so that, assuming compliance by Investor with its respective obligations hereunder and the accuracy of the representations and warranties made by Investor herein, no state or foreign “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute, regulation or similar Laws would (i) prohibit or restrict the Company’s ability to perform its obligations under this Agreement or to consummate the Transactions (including the issuance and sale of the Shares and the Underlying Shares to Investor), (ii) have the effect of invalidating or voiding this Agreement, or (iii) subject Investor to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

3.25      Insurance. The Company and each Subsidiary of the Company is insured by reputable institutions with policies in such amounts and with such deductibles and covering such risks as the Company reasonably believes are generally deemed adequate and customary for its industry. The Company has no reason to believe that it or any of its Subsidiaries will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Company Material Adverse Effect. To the Knowledge of the Company, nether the Company nor any of its Subsidiaries has been denied any insurance coverage for which it has applied, except as would not have, and would not reasonably be expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company carries director and officer insurance with customary coverage limits for a Company of its size.

3.26      Foreign Corrupt Practices Act. Except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has during the past three (3) years, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee.

3.27      OFAC. Except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, or employee acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds herefrom, or lend, contribute or otherwise make available such proceeds to any Subsidiary or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that currently is subject to any U.S. sanctions administered by OFAC or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of U.S. sanctions administered by OFAC.

3.28      Related-Party Transactions. Except as set forth in the Company SEC Documents, there are no Contracts involving the Company or any of its Subsidiaries or any other Person of the type required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K.

3.29        No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Shares or the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Investor or its affiliates or Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Investor or its affiliates or Representatives or any other Person resulting from Investor’s or its affiliates’ or Representatives’ use of any information, documents, projections, forecasts or other material made available to Investor or its affiliates or Representatives, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Investor or its affiliates or Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby represents and warrants to the Company as follows:

4.1        Corporate Organization. Investor is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the People’s Republic of China and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is being conducted on the date hereof. Investor is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for those licenses or qualifications where the absence of which would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Investor is a party.

4.2        Authority, Execution and Delivery; Enforceability. Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform and comply with each of its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Investor of this Agreement and the other Transaction Documents to which it is party, the performance and compliance by Investor with each of its obligations herein and therein and the consummation by Investor of the Transactions have been duly authorized by all necessary corporate action on the part of Investor and no other corporate proceedings on the part of Investor and no stockholder votes are necessary to authorize this Agreement, the other Transaction Documents to which it is party or the consummation by Investor of the Transactions. Investor has duly and validly executed and delivered this Agreement, and the other Transaction Documents to which it is party will be duly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the Company of this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents to which Investor is party constitutes or will constitute Investor’s legal, valid and binding obligation, enforceable against Investor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.3        No Conflicts.

(a)    The execution and delivery of this Agreement or the other Transaction Documents by Investor does not and will not, and the performance by Investor of this Agreement and the other Transaction Documents to which it is party will not, (i) conflict with or violate any provision of the organizational documents of Investor, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Investor or Investor’s affiliates, or by which any property or asset of Investor is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Investor, pursuant to, any Contract or Permit to which Investor is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Investor is a party.

(b)    Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery by Investor of this Agreement and the other Transaction Documents to which it is party does not and will not, and the consummation by Investor of the Transactions and compliance by Investor with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) under the HSR Act, (iii) the PRC Approvals, (iv) as may be required under Section 721 of the DPA and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Investor or any of its affiliates is a party.

4.4        Litigation. There is no Proceeding pending, or, to the Knowledge of Investor, threatened that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Investor is a party, and Investor is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Investor is a party.

4.5        Financing. Investor has delivered to the Company evidence satisfactory to the Company of cash and cash equivalents on deposit with an authorized branch of a major international bank sufficient to fund the full Purchase Price. Neither Investor nor any of its affiliates has entered into any agreement, side letter or other understanding or arrangement relating to the financing of the Purchase Price. Investor understands and acknowledges that under the terms of this Agreement, Investor’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Investor’s consummation of any financing arrangements, Investor’s obtaining of any financing or the availability, grant provision or extension of any financing to Investor.

4.6        Proxy Statement; Other Information. None of the information supplied or to be supplied by Investor in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Company Common Stock and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Investor to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.7        Ownership of Company Common Stock. None of Investor nor any of its affiliates beneficially owns any Company Common Stock. Investor is not, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) (other than as contemplated by this Agreement).

4.8        Securities Act Representations. Investor is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the issuance and sale of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act. Investor is acquiring the Shares for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” Law, or with any present intention of distributing or selling the Shares in violation of the Securities Act. Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Neither Investor nor any of its affiliates is acting in concert, and neither Investor nor any of its affiliates has any agreement or understanding, with any Person that is not an affiliate of Investor, and is not otherwise a member of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act), with respect to the Company or its Equity Interests.

4.9        Anti-Money Laundering, Anti-Terrorism and Similar Laws.

(a)    None of Investor or any of its affiliates, or, to Investor’s knowledge, after reasonable review of publicly available information, any of Investor’s beneficial owners is included on a Government List or is owned in any amount or controlled by any Person on a Government List, as amended from time to time.

(b)    None of Investor or any of its affiliates, or, to Investor’s knowledge, after reasonable review of publicly available information, any of Investor’s beneficial owners is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on any Government List, as amended from time to time.

(c)    None of the funds to be used to purchase the Shares or in connection with the Transactions shall be knowingly derived from any activities that contravene any applicable Laws concerning money laundering, terrorism, narcotics trafficking, or bribery, or from any Person, entity, country, or territory on a Government List.

4.10      Brokers. Except for the financial advisors’ fees payable to Morgan Stanley & Co. LLC, Investor’s financial advisor, neither Investor nor any of its affiliates nor any of their respective officers or directors on behalf of Investor or such affiliate has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.11      Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guarantee dated as of the date hereof. The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

4.12      No Other Representations and Warranties; Non-Reliance. Investor has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and Investor acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and Investor has not relied upon, any express or implied representation or warranty with respect to the Shares or the Company or any of its Subsidiaries or with respect to any other information provided to Investor in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Investor acknowledges and agrees that neither the Company nor any other Person will have or be subject to any liability or other obligation to Investor or its affiliates or

Representatives or any other Person resulting from Investor’s or its affiliates’ or Representatives’ use of any information, documents, projections, forecasts or other material made available to Investor or its affiliates or Representatives, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Investor or its affiliates or Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article 3.

ARTICLE 5

COVENANTS; ADDITIONAL AGREEMENTS

5.1        Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or with the prior written consent of Investor (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its operations in the ordinary course of business in a manner consistent with past practice, and (ii) preserve the goodwill and current relationships with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or with the prior written consent of Investor (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article 7, take any of the following actions without the prior written consent of Investor (not to be unreasonably withheld, conditioned or delayed):

(a)    (i) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law; or (ii) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Equity Interests of the Company or any of its Subsidiaries, except for issuances of shares of Company Common Stock upon the exercise of existing Company Options or the issuance of incentive equity awards under Company Incentive Plans as in effect on the date hereof in the ordinary course of business, consistent with past practice;

(b)    except as required by the terms of any Company Incentive Plans as in effect on the date hereof, purchase, repurchase or redeem any Equity Interest of the Company;

(c)     (i) appoint or remove any member of the Board, otherwise than in accordance with the Company’s organizational documents or (ii) increase or decrease the size of the Board;

(d)    make or declare any dividend or distribution to the stockholders of the Company;

(e)    sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except pursuant to existing Contracts or for sales of products in the ordinary course of business consistent with past practice;

(f)    make any material loans or material advances of money to any Person (other than the Company and its Subsidiaries), except for (i) loans made pursuant to Company Benefit Plans, (ii) advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice or (iii) trade credit extended to customers, franchisees and other business counterparties in the ordinary course of business consistent with past practice;

(g)    except as required by the terms of any Company Benefit Plan as in effect on the date hereof, pay or enter into any agreement to pay any transaction-related, retention, or severance compensation or benefits to any director, officer or key employee of the Company or any of its Subsidiaries;

(h)    merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly-owned Subsidiary of the Company;

(i)    commence any bankruptcy or receivership proceeding;

(j)    acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than (i) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice and (ii) any other acquisitions with a purchase price of less than $25 million, including the assumption of Indebtedness and liabilities outside of the ordinary course of business;

(k)    incur any Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the Indebtedness of any Person, except (i) for Indebtedness under the Credit Agreement Refinancing Documentation, (ii) for borrowings and/or letters of credit issued under the Credit Agreement in the ordinary course of business, (iii) issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business or consistent with past practice or industry standards, and (iv) Indebtedness not to exceed $25 million in any single transaction or series of related transactions; or

(l)    authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2        Access to Information; Confidentiality.

(a)    From the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article 7, the Company shall: (i) upon reasonable notice to the Company and during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company, (A) afford to Investor and its Representatives reasonable access to its officers, properties, offices and other facilities and to all of its books and records and (B) afford Investor and its Representatives with the opportunity to consult with its officers from time to time as Investor may reasonably request regarding the affairs, finances and accounts of the Company and its Subsidiaries, and (ii) provide audited annual and unaudited quarterly financial statements to Investor; provided, however, that the Company shall not be required to afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company with respect to confidentiality to any Third Party or otherwise breach, contravene or violate any then effective Contract to which the Company is a party or (C) breach, contravene or violate any applicable Law (including Competition Laws).

(b)    The Confidentiality Agreement, dated July 18, 2017, by and between the General Nutrition Centers, Inc., a Subsidiary of the Company, and CITIC Capital Partners Management Limited, an affiliate of Investor (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives. Prior to the Closing, Investor shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers, distributors, franchisees or lenders of the Company or its Subsidiaries, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3        No Solicitation.

(a)    Except as expressly permitted by this Section 5.3, from and after the date hereof until the Closing, or, if earlier, the termination of this Agreement in accordance with Article 7, (i) the Company shall not, and shall cause its Subsidiaries not to, and shall instruct its Representatives not to on behalf of the Company, initiate, solicit or intentionally encourage the submission of any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or in connection with any Acquisition Proposal or proposal reasonably likely to lead to an Acquisition Proposal, disclose or furnish non-public information or afford access to its properties, books or records to any Third Party (other than informing any Third Party of the existence of the provisions contained in this Section 5.3); provided, that, prior to the receipt of the Company Stockholder Approval, the Company may ascertain facts from any Person making an Acquisition Proposal for the purpose of the Board informing itself about such Acquisition Proposal and the Third Party making it; and (ii) neither the Board nor any committee thereof shall (A) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (B) withdraw, change or qualify, in a manner adverse to Investor, the Board Recommendation, (C) approve or cause the Company to enter into any stock purchase agreement, merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (D) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (A), (B), (C) or (D) of this sentence (to the extent related to the foregoing clauses (A) or (B) of this sentence), a

“Change of Board Recommendation”). The Company shall promptly cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal and direct such Persons to return or destroy any non-public information furnished to such party in connection with its evaluation of an Acquisition Proposal.

(b)    Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a Third Party and (ii) the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Majority Proposal or a Superior Minority Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and potential sources of financing pursuant to one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any material non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Investor, be provided or made available to Investor as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such Third Party, except to the extent providing Investor with such information would violate any applicable Law.

(c)    From and after the date hereof until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall promptly (and in any event within 24 hours) notify Investor in writing (including by email) in the event that the Company receives an Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or, in the good faith judgment of the Board, unrelated to an Acquisition Proposal. The Company shall promptly (and in any event within 24 hours) notify Investor in writing of the identity of the Third Party and provide to Investor a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of such Acquisition Proposal). The Company shall promptly (and in any event within 24 hours) notify Investor in writing of any decision of the Board as to whether to enter into discussions or negotiations with any Third Parties concerning any Acquisition Proposal or to disclose or furnish non-public information with respect to the Company or any of its Subsidiaries to any Person.

(d)    Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Acquisition Proposal that the Board (or any duly authorized committee thereof) determines, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors, the Board may at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal or fail to include the Board Recommendation in the Proxy Statement or (ii) solely in the case of a Superior Majority

Proposal, terminate this Agreement to enter into a definitive agreement with respect to such Superior Majority Proposal, in either case subject to the requirements of this Section 5.3(d), provided that the Company shall not terminate this Agreement pursuant to clause (ii) and any purported termination shall be void and of no force or effect unless the Company, in advance of or concurrently with such termination, pays the Company Termination Fee and promptly thereafter enters into a definitive agreement with respect to such Superior Majority Proposal. The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) or terminate this Agreement pursuant to this Section 5.3(d) and Section 7.1(f) unless the Company shall have provided to Investor at least five (5) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal (which shall be required to include the identity of the Third Party making such Acquisition Proposal), and shall have provided to Investor a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal, and:

(i)    during the Notice Period, if requested by Investor, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Investor regarding any amendment to this Agreement proposed in writing by Investor and intended to cause the relevant proposal to no longer constitute a Superior Proposal; and

(ii)    the Board shall have considered any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Investor (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal, the Company shall be required to deliver a new written notice to Investor and to again comply with the requirements of this Section 5.3(d) with respect to such new written notice, except that the Notice Period shall be three (3) Business Days with respect to any such revised Superior Proposal, but no such new written notice shall shorten the original Notice Period.

(e)    Notwithstanding anything to the contrary contained in Section 5.3(a), the Board (or a duly authorized committee thereof) may at any time prior to the receipt of the Company Stockholder Approval effect a Change of Board Recommendation if (i) the Board (or a duly authorized committee thereof) determines that an Intervening Event has occurred and is continuing and (ii) the Board (or a duly authorized committee thereof) determines, after consultation with its legal advisor, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company. The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) unless the Company shall have provided to Investor written notice within the Notice Period of the Company’s intention to take such action, which notice shall specify the material reasons for such Change of Board Recommendation, and, during the Notice Period, if requested by Investor, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Investor regarding any amendment to this Agreement proposed in writing by Investor, and the Board shall have considered the Proposed Changed Terms offered in writing by Investor no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith that the Intervening Event would continue to constitute an Intervening Event and that failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors if such Proposed Changed Terms were to be given effect.

(f)    Nothing contained in this Section 5.3 shall prohibit the Company or the Board (or a committee thereof) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) the accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company; or (iii) the accurate disclosure of the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal, the material terms of such Acquisition Proposal and/or the operation of this Agreement with respect thereto; provided that nothing in this Section 5.3(f) shall alter the consequences of a Change of Board Recommendation. The issuance by the Company or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not in and of itself constitute a Change of Board Recommendation.

(g)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means any offer or proposal from a Third Party concerning (A) a merger, consolidation or other business combination transaction involving the Company, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries for consideration, representing 25% or more of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the Board (or any duly authorized committee thereof), (C) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 25% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Transactions).

(ii)    “Superior Majority Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “50.01%”) that the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, taking into account such factors as the Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal), is more favorable from a financial point of view to the Company and its stockholders than the Transactions.

(iii)    “Superior Minority Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25% or more” shall be replaced by “between 40% and 50.01%”) that the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, taking into account such factors as the Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal), is more favorable from a financial point of view to the Company and its stockholders than the Transactions.

(iv)    “Superior Proposal” means a Superior Majority Proposal or a Superior Minority Proposal, as applicable.

(v)    “Intervening Event” means any event, circumstance, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that is material to the Company and its Subsidiaries that (A) was not known or reasonably foreseeable (or, if known, the consequences of which were not known or reasonably foreseeable) to the Board as of or prior to the date of this Agreement, and (B) does not involve an Acquisition Proposal.

(h)    From the date of this Agreement until December 31, 2018 or the earlier termination of this Agreement (other than as a result of a Superior Minority Proposal that is not accompanied by a Competing China JV Proposal), the Company shall not, and shall cause its Subsidiaries not to, and shall instruct its Representatives not to on behalf of the Company, (x) initiate, solicit or intentionally encourage the submission of any proposal for, or engage in any discussions or negotiations with respect to or in connection with any joint venture involving, or acquisition of, the Company’s business in the PRC (a “Competing China JV Proposal”), (y) disclose or furnish non-public information or afford access to its properties, books or records to any Third Party in connection with a Competing China JV Proposal (other than informing any Third Party of the existence of the provisions contained in this Section 5.3) or (z) enter into any definitive agreement, letter of intent or similar agreement related to a Competing China JV Proposal; provided, that the foregoing shall not apply to any such discussions or negotiations with or to such disclosure of non-public information or such access provided to a Third Party in the event that (i) the Company receives an Acquisition Proposal from such Third Party that contains or is conditioned upon a Competing China JV Proposal and (ii) the Board (or a duly authorized committee thereof) determines in accordance with Section 5.3(b) to enter into discussions or negotiations with such Third Party or to disclose non-public information to such Third Party in response to such Acquisition Proposal. The Company shall promptly cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by the Company, its Subsidiaries or any of their Representatives with respect to any Competing China JV Proposal and direct such Persons to return or destroy any non-public information furnished to such party in connection with its evaluation of a Competing China JV Proposal.

5.4        SEC Filings; Other Proceedings.

(a)    As promptly as reasonably practicable, but no later than fifteen (15) Business Days after the date hereof, the Company shall prepare and file the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Board Recommendation. Investor and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Investor or its counsel. The Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement, and in no event more than (i) fifteen (15) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement or (ii) fifteen (15) Business Days after the filing of the preliminary Proxy Statement if the SEC has provided no comments to such Proxy Statement. The Company shall provide Investor and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Investor and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Investor and its counsel. Investor shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof.

(b)    Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL, the NYSE, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date to be selected after reasonable consultation with Investor and meeting date of the Company Meeting to be not more than thirty (30) days after the mailing of the Proxy Statement, and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, shall include the Board Recommendation in the Proxy Statement and use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. The Company may also postpone or adjourn the Company Meeting from time to time (A) with the consent of Investor, (B) if a quorum has not been established, (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith, after consultation with its outside legal advisors and Investor, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, (D) to allow, subject to the consent of Investor (not to be unreasonably withheld, conditioned or delayed), reasonable additional time (but not more than ten (10) Business Days) to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (E) if required by applicable Law.

5.5        Appropriate Proceeding; Consents; Filings.

(a)    Subject to the terms and conditions of this Agreement, including Section 5.6 with respect to the CFIUS Clearance, Investor and Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Transactions by the Outside Date, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary to consummate the Transactions, including the CFIUS Clearance and PRC Approvals.

(b)    In furtherance and not in limitation of the foregoing, each of Investor and Company shall make (i) the filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable after the date hereof and in any event within twenty (20) Business Days after the date hereof and (ii) any other required filings pursuant to applicable Competition Laws as promptly as practicable after the date hereof and in any event within twenty (20) Business Days after the date hereof. Each of Investor and Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Competition Laws and shall take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as soon as practicable and in any event prior to the Outside Date. Each party shall promptly inform the other party of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No party shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the HSR Act or any other Competition Laws.

(c)    If any objections are asserted or concerns expressed with respect to the Transactions from any Governmental Entity (including under the HSR Act or any other applicable Competition Law) or if any Proceeding is instituted or threatened by any Governmental Entity or any private party challenging any of the transactions contemplated by this Agreement or any other Transaction Document as violative of any applicable Law (including the HSR Act or any other Competition Law), each party shall, and shall cause its Subsidiaries to, use reasonable best efforts to take any and all actions necessary to obtain consents, clearances or approvals required from any such Governmental Entity (including under the HSR Act or any other applicable Competition Law), and to enable all waiting periods under the HSR Act or any other Competition Law to expire, in each case, to cause the Transactions to occur prior to the Outside Date.

(d)    Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act or any other applicable Competition Law), none of the Company, Investor, or any of their respective Subsidiaries or affiliates, shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Company, Investor, their respective Subsidiaries or their respective affiliates.

(e)    Nothing contained in this Agreement shall give Investor, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.6        CFIUS.

(a)    Each of Investor and the Company shall use its reasonable best efforts to obtain the CFIUS Clearance as promptly as practicable. Without limiting the foregoing, as promptly as practicable after the execution of this Agreement, Investor and the Company shall prepare, prefile a draft joint voluntary notice, and then as soon as reasonably practicable thereafter, file with CFIUS a joint voluntary notice pursuant to Section 721 of the DPA with respect to the Transactions. Each party to this Agreement shall provide CFIUS with any additional or supplemental information requested by CFIUS or its constituent agencies during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS.

(b)    Without limiting the generality of Investor’s obligations under Section 5.6(a), Investor and the Company shall take, or cause to be taken, all actions that are customarily undertaken or reasonably achieved to obtain CFIUS Clearance so as to enable the Closing to occur as promptly as practicable, including promptly making any pre-notification and notification filings required in connection with CFIUS Clearance, and providing any information requested by CFIUS or any other agency or branch of the United States government in connection with their review of the transactions contemplated by this Agreement. Such efforts also shall include, to the extent necessary to obtain CFIUS Clearance, the execution of mitigation agreements containing terms customarily included in such mitigation agreements, provided however that no party shall be required to enter into any agreement that materially interferes with the Investor’s ability to exercise any and all rights accorded to it pursuant to the terms of this Agreement in any material respect. With respect to any mitigation, the Investor and the Company shall be entitled to a reasonable period of time to engage in discussions and negotiations with CFIUS and between themselves on the nature and scope of such measures, to ensure that any agreed upon measures are reasonable without any adverse material effect on the Investor, the Company or its Subsidiaries. Notwithstanding the foregoing, except as set forth on Schedule 5.6(b) hereto, Investor shall not be required to enter into any agreement, consent decree or other commitment to sell the Shares or delete any data belonging to the Company, and the Company shall not be required to sell or divest material assets of the Company or its Subsidiaries to a third party as a condition to receiving the CFIUS Clearance.

(c)    Each of Investor and the Company shall promptly furnish to the other copies of any notices or written communications received by such party or any of its affiliates from CFIUS or any of its constituent agencies with respect to the transactions contemplated by this Agreement, unless otherwise prohibited by CFIUS or applicable Laws, and each of Investor and the Company shall permit the other’s counsel to have an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed communications by such party or its affiliates to CFIUS concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, each of Investor and the Company may, as either party deems advisable and necessary, reasonably designate any competitively sensitive materials or information provided to the other party under this Section 5.6(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the other party, and such party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the Company, unless express written permission is obtained in advance from the party providing such materials and information.

5.7        Ownership and Control of Investor. Investor shall provide the Company a complete and accurate schedule no later than ten (10) Business Days after the date hereof that identifies:

(a)    all individuals and entities that, to the knowledge of Investor, hold, own, or control equity or voting interests in Investor of five percent or greater (whether directly or indirectly);

(b)    all individuals and entities that are affiliated with any foreign government or may be “foreign government controlled” under Section 721 of the DPA, regardless of the magnitude of their ownership interests in Investor; and

(c)    any foreign government or Person controlled by or acting on behalf of a foreign government that (i) holds, owns, or controls ownership interests, including convertible voting interests in Investor; (ii) has the right or power to appoint any of the principal officers or members of the board of directors (or equivalent body) of Investor; (iii) holds any contingent interest in Investor; or (iv) has any other affirmative or negative rights or powers that reasonably could be deemed relevant to the evaluation by CFIUS of the transactions contemplated by this Agreement or the other Transaction Documents.

5.8        PRC Approvals. As promptly as reasonably practicable following the date of this Agreement, and in furtherance of Investor’s obligations under Section 5.5, Investor shall:

(a)    make all appropriate filings required in connection with the PRC Approvals as promptly as practicable within the applicable period required by applicable Law, and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Law in connection with the PRC Approvals; and

(b)    to the extent permitted by applicable Law, promptly inform the Company of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding the PRC Approvals and share with the Company any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Investor relating to the PRC Approvals;

provided, that in each case above, the Company shall reasonably cooperate with Investor to provide the information and documents required for obtaining the PRC Approvals and shall assist Investor in promptly responding to any requests for information and/or documents from any Governmental Entity in connection with making such applications and/or filings to obtain the PRC Approvals.

5.9        Certain Notices. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other party if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that would reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Closing set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.9 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.10      Public Announcements. So long as this Agreement is in effect, Investor, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Transactions or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) any public statement in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees and or disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (c) with respect to any press release or other public statement by the Company permitted by Section 5.3. The Company shall file a current report on Form 8-K with the SEC attaching the joint press release announcing this Agreement and copy of this Agreement and the other Transaction Documents as exhibits.

5.11        Debt Refinancing Undertakings.

(a)    The Company shall use reasonable best efforts to obtain the Debt Refinancing and shall keep Investor reasonably informed of any material developments in respect of the Company’s efforts to arrange the Debt Refinancing. Without limiting the generality of the foregoing, the Company shall give Investor prompt notice (A) of any material breach or default by any financing source under the Credit Agreement Refinancing Documentation of which the Company obtains Knowledge, and (B) of the receipt or delivery of any written notice or other written communication, in each case from any Person with respect to (x) any breach, default, termination or repudiation by any financing source under the Credit Agreement Refinancing Documentation of its material commitments or obligations thereunder or (y) any material dispute or disagreement between the Company, on the one hand, and any financing source, on the other hand, with respect to the obligation to fund and/or make available the Credit Agreement Refinancing.

(b)    The Company and Investor shall use commercially reasonable efforts to identify alternative financing arrangements for the Company’s Indebtedness, including (x) the refinancing of the Indebtedness under the Credit Agreement Refinancing Documents and (y) the repayment, discharge, prepayment, refinancing, conversion, redemption or repurchase of the Convertible Notes, in whole or in part.

5.12      China Joint Venture. The Company, Investor and their respective affiliates shall, until the earlier of the Closing and the termination of this Agreement pursuant to Article 7, use their respective reasonable best efforts to negotiate in good faith definitive documentation with respect to a commercial joint venture in China on the terms and conditions set forth in the term sheet attached as Exhibit E hereto (the “China JV”), to be entered into at or prior to the Closing.

5.13      Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote the Shares or the Underlying Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Investor or the Transactions, then the Company and the Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.14      Reservation of Common Stock. At any time that any Convertible Preferred Stock is outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a sufficient number of authorized but unissued shares of Company Common Stock to satisfy the conversion requirements of all shares of Convertible Preferred Stock then outstanding (including any Company Common Stock issuable on account of dividends on the Convertible Preferred Stock). All shares of Company Common Stock delivered upon conversion of the Convertible Preferred Stock shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free of any Lien (other than (i) Liens created by Investor or any of its affiliates and (ii) transfer restrictions under applicable securities Laws and the Transaction Documents).

5.15      Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares or the Underlying Shares in a manner that would require the registration under the Securities Act of the sale of the Shares or the Underlying Shares to Investor.

5.16      Listing. The Company shall submit an application to the NYSE for the listing of the Underlying Shares and use its reasonable best efforts to cause the Underlying Shares to be approved for listing on the NYSE and Investor shall reasonably cooperate with the Company with respect to such listing.

5.17      Securities Laws. Investor acknowledges and agrees that:

(a)    as of the Closing Date, the Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available;

(b)    except as provided in the Registration Rights Agreement with respect to the Shares, Investor has no right to require the Company or any of its Subsidiaries to register the Shares;

(c)    the Company Common Stock is listed on the NYSE and the Company is required to file reports containing certain business and financial information with the SEC and may be required to file a copy of this Agreement and the other Transaction Documents with the SEC, pursuant to the reporting requirements of the Exchange Act and that it is able to obtain copies of such reports; and

(d)    the certificates or book-entry position representing the Shares will bear or reflect, as applicable, legends substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM SUCH HOLDER OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”

Additionally, for so long as a holder of Shares is subject to any transfer restrictions set forth in the Stockholders Agreement or the other Transaction Documents, the certificates or book-entry position representing such holder’s Shares will bear or reflect a legend substantially similar to the following:

“THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED FEBRUARY 13, 2018 (AS IT MAY BE AMENDED FROM TIME TO TIME), BY AND AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO, COPIES OF WHICH ARE PUBLICLY FILED OR ON FILE WITH THE SECRETARY OF THE ISSUER.”

5.18      Board of Directors.

(a)    The Board shall take all necessary action to increase the number of directors on the Board to eleven (11), to be effective as of the Closing. As of the Closing and subject to the qualifications and procedures set forth in this Section 5.18, the Board shall be comprised of (i) the Company’s chief executive officer, (ii) five (5) individuals who meet the Designee Qualifications designated by Investor (the “Investor Designees”), at least two (2) of whom must be Independent Investor Designees, and (iii) five (5) individuals who are independent Directors immediately prior to Closing and are designated by the independent Directors prior to the Closing (the “Company Designees”).

(b)    As promptly as practicable and, in any event, no later than thirty (30) Business Days prior to the anticipated Closing Date, each of the Company and Investor shall identify its designees to the Board by written notice to the other party. The Board shall use its best efforts to cause each individual designated by the Company or Investor, as applicable, in accordance with this Section 5.18, who meets the Designee Qualifications as determined in accordance with this Section 5.18, to be appointed to the Board, effective as of the Closing.

(c)    Each Investor Designee and Company Designee shall, as determined by the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director, the rules of the NYSE and applicable Law, at the time of his or her appointment as a Director:

(i)    meet and comply in all material respects with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii)    meet and comply in all material respects with any and all applicable qualifications, standards and other requirements for service as a Director as set forth in the NYSE’s rules;

(iii)    not be involved, during the ten (10) year period prior to his or her nomination or appointment as a Director, in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K;

(iv)    not be subject to any Order of any Governmental Entity prohibiting service as a director of any public company;

(v)    not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Entity (unless otherwise agreed to by the Nominating and Corporate Governance Committee);

(vi)    have demonstrated, in all material respects, good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, investment, management, international business and/or other business experience, qualification and background for purposes of serving as a Director;

(vii)    have demonstrated proficiency and financial literacy in the English language for purposes of serving as a Director, including with respect to the reading, comprehension and analysis of English language materials (including financial materials) furnished in advance of and in connection with meetings of the Board (and committees thereof) and the ability to participate on a conversant basis in the English language meetings of the Board (and committees thereof) and the topics covered therein, including financial discussions; and

(viii)    if such Investor Designee is an Independent Investor Designee, meet the criteria set forth in the definition of “Independent Investor Designee” in Section 1.1 (the requirements set forth in this Section 5.18(c), Section 5.18(d) and Section 5.18(e) being referred to, collectively, as the “Designee Qualifications”).

(d)    As a condition to an Investor Designee’s appointment or subsequent nomination for election as a Director, such Investor Designee shall have executed and delivered to the Company a Director Confidentiality Agreement in the same form required from the Company Designees.

(e)    Each Investor Designee, as a condition to his or her appointment to the Board pursuant to this Section 5.18, must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith. Investor, in its capacity as a stockholder of the Company on behalf of itself and other members of the Investor Group, and each Investor Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be or customarily provided by directors, candidates for director, and their affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the NYSE, in each case to substantially the same extent requested or required of other candidates for appointment or election to the Board after the date hereof.

(f)    The Company shall use commercially reasonable efforts to cause any member of the Board prior to Closing that is not a Company Designee or the CEO to resign from the Board effective as of the Closing, in each case in accordance with the Company Bylaws and Company Charter.

5.19      Certificate of Designation and Company Bylaws. Prior to the Closing, the Board shall take all necessary action to cause (a) the Certificate of Designations to be adopted and filed with the Secretary of State of the state of Delaware and (b) the Company Bylaws to be amended and restated as set forth in Exhibit F hereto.

5.20      Certain Adjustments. If any occurrence since the date hereof until the Closing would have resulted in an adjustment to the Conversion Price (as defined in the Certificate of Designations) pursuant to the Certificate of Designations if the Convertible Preferred Stock had been issued and outstanding since the date hereof, the Company shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by the Certificate of Designations if the Convertible Preferred Stock had been issued and outstanding since the date hereof.

5.21      Escrow Agreement. The Company and Investor shall, and Investor shall direct Guarantor to, use reasonable best efforts to promptly, but not later than fifteen (15) Business Days after the date hereof, negotiate and execute an escrow agreement (together with any exhibits and as amended from time to time, the “Escrow Agreement”) with JPMorgan Chase Bank, N.A., Hong Kong Branch (or another internationally recognized bank with a branch in Hong Kong reasonably acceptable to the Company and Guarantor) as the escrow agent (the “Escrow Agent”) in a form customary for escrow arrangements of this type and reasonably acceptable to the Company, Investor and Guarantor, pursuant to which (i) Guarantor shall deposit within fifteen (15) Business Days after the date hereof an amount in cash equal to the Investor Termination Fee into the escrow account set up pursuant to the Escrow Agreement, and (ii) Investor and the Company are authorized to release the Investor Termination Fee from the escrow account pursuant to a Joint Release Notice; provided, that either party may extend such fifteen (15) Business Day period by up to an additional five (5) Business Days with the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

5.22      Subsidiary Assignment. Prior to Closing, Investor shall assign this Agreement to Harbin Pharmaceutical Group Co., Ltd (SHA: 600664) (“Investor Sub”), and shall take all appropriate action to cause Investor Sub to accept and assume this Agreement, subject to any required regulatory approvals related to such assignment or the approval of such assignment by Investor Sub’s shareholders; provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the Company under this Agreement. Notwithstanding the foregoing, Investor irrevocably and unconditionally guarantees the full performance of all obligations of Investor Sub under this Agreement.

5.23      Letter of Credit. As promptly as reasonably practicable following the date hereof, Investor shall cause a letter of credit from a reputable international bank in an amount equal to the Purchase Price to be issued in favor of the Company (the “Letter of Credit”), in a form reasonably acceptable to the Company and the Investor, pursuant to which the Company will have the right to draw down the full amount of the Letter of Credit, if (a) all of the conditions set forth in Sections 6.1 and 6.3 (other than conditions that by their nature can only be satisfied on the Closing Date) have been satisfied, (b) the Company has confirmed in writing that it is prepared to consummate the Closing, and (c) Investor fails to consummate the Closing within five (5) Business Days following delivery of such written confirmation by the Company to Investor.

ARTICLE 6

CONDITIONS TO CLOSING

6.1        Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Closing of each of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)    No order, decree or judgment of any Governmental Entity having competent jurisdiction shall have been issued that prohibits or makes illegal the Transactions or the Credit Agreement Refinancing.

(c)    (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, (ii) the PRC Approvals shall have been obtained, other than such PRC Approvals as Investor shall have determined to waive and (iii) the CFIUS Clearance shall have been obtained.

(d)    The Company and Investor have entered into, or will enter into as of the Closing, the China JV.

6.2        Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Transactions is further subject to the fulfillment (or waiver by the Company) of the following conditions:

(a)    Each representation and warranty of Investor contained in this Agreement, without giving effect to any qualifications as to materiality or material adverse effect or other similar qualifications contained therein, shall be true and correct at and as of the date hereof and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a material adverse effect on the ability of Investor or its affiliates to perform its obligations hereunder or under any of the Transaction Documents.

(b)    Investor shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)    Investor shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Investor, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)    Investor shall have delivered to the Company executed copies of the Registration Rights Agreement and the Stockholders Agreement.

6.3        Conditions to Obligations of Investor Under This Agreement. The obligations of Investor to effect the Transactions are further subject to the fulfillment (or waiver by Investor) of the following conditions:

(a)    (i) Each representation and warranty of the Company set forth in Section 3.1, Section 3.3, Section 3.6 and Section 3.21 shall be true and correct at and as of the date hereof and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true in all but de minimis respects as of the date hereof and as of the Closing Date as though made on the Closing Date, and (iii) each other representation and warranty of the Company set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect contained therein, shall be true and correct at and as of the date hereof and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

(b)    The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)    The Company shall have delivered to Investor a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)    The Company shall have completed the Credit Agreement Refinancing.

(e)    The Company shall have delivered to Investor a good standing certificate of the Company.

(f)    Each member of the Board that is not a Company Designee or the CEO shall have resigned from the Board effective as of the Closing.

(g)    The Board shall have caused each individual designated by the Company or Investor, as applicable, in accordance with Section 5.18 to be appointed to the Board, effective as of the Closing.

(h)    The Company shall have filed the Certificate of Designations and Company Bylaws with the Secretary of State of the State of Delaware and delivered to Investor a copy of the Company Charter and Company Bylaws, certified by the Secretary of the Company.

(i)    The Company shall have made any required filings and submitted any required certifications regarding the issuance or listing of additional shares with the NYSE.

(j)    The Company shall have delivered to Investor executed copies of the Registration Rights Agreement and the Stockholders Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated, and the Transactions may be abandoned, by action taken or authorized by the board of directors of the terminating party or parties (whether before or, subject to the terms hereof, after obtaining Company Stockholder Approval):

(a)    By mutual written consent of Investor and the Company, by action of their respective boards of directors, at any time prior to the Closing;

(b)    By either the Company or Investor, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c)    By either the Company or Investor, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Closing, the consummation of the Transactions, and such Order or other action shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the party seeking to terminate this Agreement shall have complied with its obligations under Section 5.5 before asserting the right to terminate under this Section 7.1(c); provided, further, that this right of termination shall not be available to any party whose failure to comply with its obligations under this Agreement has been the primary cause of or resulted in such Order or action;

(d)    By either the Company or Investor if (i) the Closing shall not have occurred on or before November 13, 2018 (the “Outside Date”); provided that if on the Outside Date all the conditions to Closing contained in Article 6 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing) other than (x) the conditions set forth in Section 6.1(c) or (y) the condition set forth in Section 6.1(b) to the extent relating to any Competition Law, the PRC Approvals or CFIUS, then Company or Investor may, by written notice to the other party, extend the Outside Date by an additional three (3) month period, and all references to the term “Outside Date” shall be deemed to mean the Outside Date as so extended; provided, further, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party hereto whose material breach of any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred;

(e)    By Investor, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Board shall have effected a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such

Change of Board Recommendation in accordance with Section 5.3(d) or Section 5.3(e) shall not result in Investor having any termination rights pursuant to this Section 7.1(e)) or the Company shall have failed to include the Board Recommendation in the Proxy Statement, or (ii) the Company shall have entered into a merger agreement, stock purchase agreement, letter of intent or other similar agreement relating to an Acquisition Proposal; provided, that Investor’s right to terminate this Agreement pursuant to this Section 7.1(e) shall expire at 5:00 p.m. (New York City time) on the tenth (10th) calendar day following the date on which the event first permitting such termination occurred;

(f)    By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Board determines to accept a Superior Majority Proposal, but only if the Company shall have complied in all material respects with its obligations under Section 5.3 with respect to such Superior Majority Proposal; provided, however, that the Company shall, prior to or concurrently with such termination, pay the Company Termination Fee to or for the account of Investor pursuant to Section 7.3;

(g)    By Investor, at any time prior to the Closing, if: (i) there has been a breach by the Company of the Company’s representations, warranties or covenants contained in this Agreement, in either case, such that any condition to the Transactions contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Investor shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Investor shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by Investor of Investor’s material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(h)    By the Company, at any time prior to the Closing, if: (i) there has been a breach by Investor of any of Investor’s representations, warranties or covenants contained in this Agreement, in either case, such that any condition to the Transactions contained in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Investor written notice of such breach and (iii) either such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) and 6.2(b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Investor and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of the Company’s material representations, warranties or covenants contained in this Agreement, and such or breach shall not have been cured in all material respects.

(i)    By the Company, if (i) all of the conditions set forth in Sections 6.1 and 6.3 (other than conditions that by their nature can only be satisfied on the Closing Date) have been satisfied, (ii) the Company has confirmed in writing that it is prepared to consummate the Closing, and (iii) Investor fails to consummate the Closing within five (5) Business Days following delivery of such written confirmation by the Company to Investor.

7.2        Effect of Termination. In the event of termination of this Agreement by either the Company or Investor as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become void and have no further force and effect (other than Sections 7.2, 7.3, 7.4 and 7.4(d) and Article 8, each of which shall survive termination of this Agreement), and, subject to the foregoing, there shall be no liability or obligation on the part of Investor or the Company or their respective Subsidiaries, officers, directors, Representatives or affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract, tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, that, subject to Section 7.3 (including the limitations on liability contained therein), nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach of, or any willful and material failure to perform any obligation under, any covenant or agreement contained in this Agreement. For the avoidance of doubt, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

7.3        Company Termination Fee.

(a)    The parties hereto agree that if this Agreement is terminated by Investor pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Investor prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Investor, the Company Termination Fee; provided, that if (i) this Agreement is terminated by Investor pursuant to Section 7.1(e) and (ii) prior to such termination, the Board shall have effected a Change of Board Recommendation with respect to a Superior Minority Proposal, then the Company shall pay to Investor, in lieu of the Company Termination Fee, within two (2) Business Days after such termination, the Minority Transaction Termination Fee. The “Company Termination Fee” means $10,000,000. The Minority Transaction Termination Fee means $18,000,000.

(b)    The parties hereto agree that if (x) this Agreement is terminated by the Company or Investor pursuant to Section 7.1(b) as a result of the failure to obtain the Company Stockholder Approval (y) after the date hereof and prior to the date of the Company Meeting, an Acquisition Proposal has been publicly announced and not withdrawn and (z) the Company enters into a definitive agreement with respect to any Acquisition Proposal within nine (9) months after such termination and the transaction contemplated by such definitive agreement is consummated at any time, then the Company shall pay the Company Termination Fee to Investor prior to or concurrently with the consummation of such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that the references to “25%” shall be deemed to be references to “40%”.

(c)    The parties hereto agree that if this Agreement is terminated pursuant to Section 7.1(b) and prior to such termination the Board shall have effected a Change of Board Recommendation with respect to a Superior Minority Proposal, then the Company shall pay to Investor the reasonable documented out-of-pocket costs, fees and expenses incurred by Investor in connection with the negotiation and documentation of this Agreement and the transactions contemplated hereby, such amount not to exceed $3,000,000 in the aggregate. In the event the foregoing payment is paid to Investor and the Company Termination Fee thereafter becomes payable pursuant to Section 7.3(b), the Company Termination Fee otherwise payable shall be reduced by the amounts previously paid to Investor pursuant to this Section 7.3(c).

(d)    All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Investor, or in the absence of such designation, an account established for the sole benefit of Investor.

(e)    Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Investor and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee or the Minority Transaction Termination Fee on more than one occasion or be required to pay both the Minority Transaction Termination Fee and the Company Termination Fee.

(f)    In circumstances where the Company Termination Fee or the Minority Transaction Termination Fee is payable in accordance with Section 7.3(a) or Section 7.3(b), Investor’s receipt of the Company Termination Fee or the Minority Transaction Termination Fee, as applicable, (if received) from or on behalf of the Company shall be Investor’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4        Investor Termination Fee.

(a)    The parties agree that if this Agreement is terminated (i) by the Company pursuant to Section 7.1(h) or Section 7.1(i) (or by either party pursuant to Section 7.1(d) in circumstances in which the Company could terminate this Agreement pursuant to Sections 7.1(h) or 7.1(i)), or (ii) by Investor or the Company pursuant to (A) Section 7.1(d), but only in the event that (x) one or more of the conditions set forth in Section 6.1(b) (if the failure to meet such condition relates to the HSR Act, the PRC Approvals or CFIUS Clearance), Section 6.1(c) have not been satisfied and (y) all of the other conditions set forth in Article 6 have been satisfied or waived (other than conditions that by their nature can only be satisfied on the Closing Date) or (B) Section 7.1(c) (if such Order is related to the HSR Act, the PRC Approvals or CFIUS Clearance) (each such termination set forth in clauses (i) or (ii), an “Investor Termination Fee Release Event”), then immediately following such termination, Investor shall pay the Investor Termination Fee to the Company and each of the Company and Investor shall take all actions necessary, required or advisable (including any Joint Release Notice required pursuant to the Escrow Agreement) to cause the Investor Termination Fee to be immediately released to the Company pursuant to the terms of the Escrow Agreement.

(b)    Immediately following the occurrence of any termination of this Agreement other than an Investor Termination Fee Release Event, each of the Company and Investor shall take all actions necessary, required or advisable (including executing any Joint Release Notice required pursuant to the Escrow Agreement) to cause the Investor Termination Fee to be immediately released to Investor pursuant to the terms of the Escrow Agreement.

(c)    Each of the parties acknowledges and agrees that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Investor and the Company would not enter into this Agreement. Accordingly, if either Investor or the Company fails to cause the Investor Termination Fee to be released when due pursuant to the terms of this Section 7.4, such party shall also pay to the other party any documented reasonable out-of-pocket costs and expenses (including reasonable attorney fees) incurred by the other party in connection with any legal action to enforce this Agreement that results in a judgment against the party failing to cause the Investor Termination Fee to be released pursuant to this Section 7.4.

(d)    Except in the event of a willful and material breach of, or any willful and material failure to perform any obligation under, any covenant or agreement contained in this Agreement, with respect to which the limitations set forth in this Section 7.4(d) shall not apply, in circumstances where the Investor Termination Fee is payable in accordance with Section 7.4(a), Company’s receipt of the Investor Termination Fee (if received) from or on behalf of Investor shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Investor Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.5        Amendment. This Agreement may be amended by each of the Company and Investor by action taken by or on behalf of its board of directors at any time prior to the Closing; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders, unless the Company Stockholder Approval is obtained again with respect to the effectiveness of such amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.6        Waiver. At any time prior to the Closing, Investor, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders, unless the Company Stockholder Approval is obtained again with respect to the effectiveness of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1        Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive until the twelve (12) month anniversary of the Closing, except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing, which shall survive to the extent expressly provided for herein.

8.2        Fees and Expenses. Subject to Section 7.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3        Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained); provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day, (b) on the fifth Business Day after dispatch by registered or certified mail (provided, that such form of notice may only be used if dispatched from the country in which the recipient is located), (c) on the next Business Day if transmitted by national or international overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Investor, addressed to it at:

c/o CITIC Capital Holdings Limited

28/F, CITIC Tower, 1 Tim Mei Avenue,

Central, Hong Kong SAR

Fax: +852 2523 8312

Attention: Eric Xin

Yong Kai Wong

Hans Allegaert

Email: exin@citiccapital.com

yongkaiwong@citiccapital.com

hansallegaert@citiccapital.com

with a copy to (for information purposes only):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Tel: (212) 596-9160

Attention: Michael R. Littenberg

        Daniel Yeh

Email: Michael.Littenberg@ropesgray.com

          Daniel.Yeh@ropesgray.com

If to the Company, addressed to it at:

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Tel: (412) 288-4600

Fax: (412) 288-4764

Attention: Kenneth A. Martindale

        Tricia Tolivar

Email: ken-martindale@gnc-hq.com

             tricia-tolivar@gnc-hq.com

with a copy to (for information purposes only):

Latham & Watkins LLP

330 N. Wabash Ave

Suite 2800

Chicago, IL 60611

Tel: (312) 876-7700

Fax: (312) 993-9767

Attention: Bradley C. Faris

        Jason Morelli

Email: Bradley.faris@lw.com

            Jason.morelli@lw.com

8.4        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.5        Entire Agreement. This Agreement (together with the Exhibits and Company Disclosure Schedule, the other Transaction Documents and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. Notwithstanding the foregoing or anything to the contrary set forth therein, each of the Confidentiality Agreement and that certain letter agreement regarding confidentiality, dated October 11, 2017, by and between the General Nutrition Centers, Inc. and Harbin Pharmaceutical Group Holding Co., Ltd, shall terminate at Closing.

8.6        Assignment. Subject to Section 5.22, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. With the prior written consent of the Company, Investor or Investor Sub may assign this agreement to HPGC Renmintongtai Pharmaceutical Corp (SHA600829). Subject to the last sentence of Section 5.22, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.7        No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8        Governing Law; Dispute Resolution.

(a)    This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Any dispute, claim, controversy or difference arising out of or in connection with this Agreement or the transactions contemplated hereby, including any question regarding its existence, validity, interpretation, performance or termination or any dispute regarding any noncontractual obligation arising out of or in connection with it (a “Dispute”), shall be determined by arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association (“ICDR”) in accordance with its International Arbitration Rules. The award may be entered in any court having jurisdiction thereof.

(c)    There shall be three (3) arbitrators. The parties agree that one arbitrator shall be appointed by the claimant side of any arbitration (whether there are one or more claimants) and one arbitrator shall be appointed by the respondent side of any arbitration (whether there are one or more respondents). Such arbitrators shall be selected within twenty (20) days of receipt by respondent (or respondents as the case may be) of the notice of arbitration; the third, presiding, arbitrator shall be selected by agreement of the two (2) party-appointed arbitrators within fourteen (14) days of the selection of the party-appointed arbitrators. If any arbitrators are not selected within these time periods, the ICDR shall, at the written request of any party, complete the appointments that have not been made.  .

(d)    The seat or place of arbitration shall be New York, New York. The language of the arbitration shall be English.

(e)    This agreement to arbitrate shall be binding upon the parties, their successor and assigns. The arbitrators shall issue the award within six (6) months after all arbitrators have been appointed, unless the arbitrators determine that the interest of justice requires that such limit be extended. The arbitrators shall have no authority to award consequential, special or punitive damages. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs.

(f)    Except as may be required by Law, no party may disclose the existence, content (including all submissions made to the arbitral tribunal and the transcript of any proceedings) or any and all orders, decisions, and awards issued by the arbitral tribunal without the prior written consent of the other parties, unless necessary to protect or pursue a legal right, including the right to seek annulment, recognition, and/or enforcement of any award.

8.9        Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.10      Specific Performance.

(a)    The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in this Section 8.10(a), (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Investor’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

(b)    Notwithstanding anything to the contrary contained herein, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance pursuant to this Section 8.10 to consummate the transactions contemplated by this Agreement and release to the Company of the Investor Termination Fees; provided, that, the parties acknowledge and agree that the provisions set forth in Section 7.4 (1) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement.

[Signature page follows]

IN WITNESS WHEREOF, Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Investor:

Harbin Pharmaceutical Group Holdings Co., Ltd.

By:	/s/ Eric Xin
Name: Eric Xin
Title: Director of the Board, Harbin Pharmaceutical Group Holdings Co., Ltd.

[Signature Page to Securities Purchase Agreement]

The Company:

GNC Holdings, Inc.

By:	/s/ Kenneth A. Martindale
Name: Kenneth A. Martindale
Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

Exhibit A

GNC HOLDINGS, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, [ 🌑 ], does hereby certify that:

1.        They are the duly elected and acting [ 🌑 ] of GNC Holdings, Inc., a Delaware corporation (the “Corporation”).

2.        The Corporation is authorized to issue 60,000,000 shares of preferred stock, none of which have been issued.

3.        The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”), which resolutions remain in full force and effect on the date hereof:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, dated as of May 24, 2013 as amended, provides for a class of its authorized stock known as preferred stock, consisting of 60,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designations”), to designate the rights, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock, which shall consist of up to 1,000,000 shares of the preferred stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and applicable law, the Board of Directors does hereby provide for the creation and issuance of a series of preferred stock for cash or the exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.        Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close prior to the Close of Business or remain closed.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the Corporation’s Class A common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Change Event” shall have the meaning set forth in Section 8(b).

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” means $5.35 per share of Common Stock, subject to adjustment as provided in this Certificate of Designations (including Exhibit B hereto).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Notes” means the Corporation’s 1.50% Convertible Senior Notes due 2020 issued on August 10, 2015 pursuant to the Convertible Notes Indenture in an original aggregate principal amount of $287,500,000.

“Convertible Notes Conversion Price” has the meaning ascribed to “Conversion Price” in the Convertible Notes Indenture.

“Convertible Notes Indenture” means that certain Indenture, dated as of August 10, 2015, by and among the Corporation, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Corporation Redemption” shall have the meaning set forth in Section 7(a).

“Corporation Redemption Amount” shall have the meaning set forth in Section 7(a).

2

“Corporation Redemption Condition” means, with respect to any Corporation Redemption, that the Last Reported Sale Price per share of Common Stock equals or exceeds 130% of the Conversion Price for each of at least twenty (20) consecutive Trading Days in any thirty (30) consecutive Trading Day period ending on the date of the applicable Notice of Redemption.

“Corporation Redemption Notice” shall have the meaning set forth in Section 7(a).

“Corporation Target Redemption Date” shall have the meaning set forth in Section 7(a).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Change” shall mean the occurrence of any of the following changes at any time after the Original Issue Date: (i) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its wholly owned Subsidiaries and the employee benefit plans of the Corporation and its wholly owned Subsidiaries, files a Schedule TO, Schedule 13D, or other filing indicating that it has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Corporation’s Common Stock; (ii) the Corporation consummates (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one of the Corporation’s wholly owned Subsidiaries; provided, however, that a transaction described in this clause (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation, or transferee, or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii); (iii) the stockholders of the Corporation approve any plan or proposal for the liquidation, dissolution or winding up of the Corporation; or (iv) the Common Stock ceases to be

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listed or quoted on a national securities exchange; provided, however, that a transaction or transactions described in clause (ii) above shall not constitute a Fundamental Change, if (A) at least 90% of the consideration received, to be received or otherwise held by the holders of Common Stock in connection with such transaction or transactions (excluding cash payments for fractional shares or pursuant to dissenters rights) consists of shares of common stock that is listed or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions; and (B) as a result of such transaction or transactions the shares of Preferred Stock become convertible (pursuant to Section 8(b)) into such consideration, which consideration (x) has a fair market value (as determined in good faith by the Board of Directors), as of the effective date of the transaction or transactions, per share of Preferred Stock that is not less than the Liquidation Preference per share of Preferred Stock as of such effective date; and (y) to the extent consisting of shares of common stock, is freely tradable under the Securities Act by Persons who are not, and have not been at any time during the preceding three (3) months, an Affiliate of the issuer thereof (or is covered by an effective registration statement under the Securities Act registering the resale thereof). Any transaction or event described in both clause (i) and (ii) above shall be deemed to have occurred solely pursuant to clause (ii).

“Fundamental Change Redeeming Holder” shall have the meaning set forth in Section 7(b).

“Fundamental Change Redemption Date” means the date, which date shall be between twenty (20) and thirty-five (35) Business Days following the effective date of a Fundamental Change, on which any shares of Preferred Stock as to which the Holder Redemption Right has been duly exercised will be repurchased by the Corporation pursuant to Section 7(b). Such date shall be chosen by the Corporation in its sole discretion.

“Holder” means any Person in whose name any share of Preferred Stock is registered.

“Holder Redemption Amount” shall have the meaning set forth in Section 7(b).

“Holder Redemption Right” shall have the meaning set forth in Section 7(b).

“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness; (c) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP; (d) all letters of credit, performance bonds, surety bonds, banker’s acceptances or similar obligations issued for the account of such Person; (e) all guarantees and keepwell arrangements issued by such Person; (f) to the extent not otherwise included, all indebtedness of another Person secured by a lien on any asset owned by such first Person, whether or not such indebtedness is assumed by such first Person; (g) all obligations due and payable under any interest rate swap agreements or interest rate hedge agreements and similar agreements to which any such Person is a party; (h) all obligations issued or assumed as the deferred purchase price of property or services with respect to which any Person is liable, contingent or otherwise (including conditional sale obligations and “earn-out” obligations but excluding trade payables arising in the ordinary course of business); and (i) any interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage or fees and expenses related thereto.

“Investor” shall have the meaning set forth in the Stockholders Agreement.

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“Investor Designee” shall have the meaning set forth in the Stockholders Agreement.

“Junior Securities” means the Common Stock and all other Equity Securities of the Corporation ranking junior to the Preferred Stock with respect to payment of dividends and distribution of assets upon any Liquidation pursuant to Section 5; provided that it is understood and agreed that any Indebtedness of the Corporation, including any convertible indebtedness, shall be deemed senior to the Preferred Stock in that regard.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Corporation.

“Liquidation” shall have the meaning set forth in Section 5.

“Liquidation Preference” means, with respect to any share of Preferred Stock on any given date, the Stated Value of such share plus any accumulated and unpaid dividends on such share of Preferred Stock as of such date.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Notice of Fundamental Change” shall have the meaning set forth in Section 7(b).

“Original Issue Date” means, with respect to a share of Preferred Stock, the date of the first issuance of any such share of Preferred Stock regardless of the number of transfers of any such share of Preferred Stock and regardless of the number of certificates, which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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“Preferred Stock” shall have the meaning set forth in Section 2.

“Reference Property” shall have the meaning set forth in Section 8(b).

“Reference Property Unit” shall have the meaning set forth in Section 8(b).

“Regular Record Date” shall have the meaning set forth in Section 3(a).

“Schedule 13D” shall have the meaning given under the Exchange Act.

“Schedule TO” shall have the meaning given under the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of February 13, 2018, by and among the Corporation and Harbin Pharmaceutical Group Holdings Co., Ltd.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Securities the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Securities that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Trading Day” means any day on which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Corporation with a mailing address of 6201 15th Avenue, Brooklyn, New York, 11219 and a telephone number of (800) 937-5449, or any successor transfer agent of the Corporation.

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Section 2.        Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 1,000,000 (which may be increased by action of the Board of Directors without the written consent of the Holders of a majority of the Preferred Stock). Each share of Preferred Stock shall have a par value of $0.001 per share and an initial stated value equal to $1,000.00 (the “Stated Value,” which will be subject to adjustment pursuant to Section 3(a)). The Preferred Stock shall rank senior to the Common Stock and to all other Junior Securities and junior to the Corporation’s Indebtedness, in each case with respect to payment of dividends and distribution of assets upon any Liquidation pursuant to Section 5.

Section 3.        Dividends.

(a)        Dividends in Cash or in Kind. From and after the Original Issue Date, the Holder of each share of Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the Stated Value of such share) of six and one-half percent (6.50%) per annum, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each calendar year, beginning on the first such date after the applicable Original Issue Date (each such date, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then (x) the applicable payment shall be due on the next succeeding Business Day; (y) no interest or additional dividends will accrue as a result thereof; and (z) for purposes of interpreting this Certificate of Designations, if paid in accordance with clause (x), such payment will be deemed to have been paid on such Dividend Payment Date, to the Holder of such share as of the Close of Business on the immediately preceding March 15, June 15, September 15 and December 15, respectively (each, a “Regular Record Date”). Any such payment may be made at the Corporation’s option (as determined by the Board of Directors) (1) in cash paid from legally available funds, (2) by issuing duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock having an aggregate initial Stated Value equal to the amount of the payment being made in shares of Preferred Stock (provided, that, at the Corporation’s election, in lieu of issuing new shares of Preferred Stock pursuant to this clause (2), the Corporation may increase the Stated Value of each share of Preferred Stock by the amount of the payment being made in shares of Preferred Stock, in which case (x) the Corporation may place any applicable notations on the certificates representing such shares and (y) for purposes of interpreting this Certificate of Designations, such amount will be deemed to have been paid by issuing shares of Preferred Stock), or (3) by any combination of clause (1) and (2) above; provided that to the extent not paid on the Dividend Payment Date, dividends on any share of Preferred Stock shall accumulate from the applicable Dividend Payment Date whether or not declared by the Board of Directors and shall remain accumulated until paid pursuant hereto or converted pursuant to Section 6. All accumulated dividends on the Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities other than to (i) declare or pay any dividend or distribution payable on the Common Stock or any other Junior Securities in shares of Common Stock or any other Junior Securities, (ii) purchases of Common Stock or other Junior Securities pursuant to a contractually binding requirement to buy Common Stock or other Junior Securities existing as of the last Dividend Payment Date for which all accumulated and unpaid dividends on the Preferred Stock were paid in accordance with this Certificate of Designations, including under a contractually binding stock repurchase plan, (iii) repurchase Common Stock held by directors, officers, employees or

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consultants of the Corporation or its Subsidiaries upon termination of their employment or services pursuant to agreements providing for such repurchase and approved by the Board of Directors, (iv) purchases of fractional interests in shares of Common Stock or other Junior Securities pursuant to the conversion or exchange provisions of such shares of Common Stock or other Junior Securities or any securities exchangeable for or convertible into shares of Common Stock or other Junior Securities, (v) any dividends or distributions of rights or Common Stock or Junior Securities in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan, and (vi) the exchange or conversion of Junior Securities for or into other Junior Securities and the payment of cash in lieu of fractional shares.

(b)        Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue from the applicable Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue on the Conversion Date with respect to any Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares within the time period required by Section 6(b)(i) herein. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder on such Dividend Payment Date.

Section 4.        Voting Rights.

(a)        Voting Generally. Each Holder shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by applicable law or by Section 4(b). In any such vote, each share of Preferred Stock shall be entitled to a number of votes equal to the number of Conversion Shares to which such share of Preferred Stock is entitled as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent; provided that for these purposes, the number of votes of each Holder will be calculated based on the aggregate number of shares of Preferred Stock held by such Holder as of the relevant record date and disregarding any fractional Conversion Share into which such aggregate number is convertible. Each Holder of outstanding shares of Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

(b)        Without limiting the generality of Section 4(a), for so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, amend its certificate of incorporation, bylaws or other charter documents, including this Certificate of Designations, in any manner that adversely affects any rights, preferences, privileges or voting powers of the Holders and the Preferred Stock. For these purposes, the authorization or creation of any class or series of Junior Securities, any increase in the amount of authorized but unissued shares of such class or series of Junior Securities or the issuance of any shares of such class or series of Junior

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Securities will be deemed not to adversely affects any rights, preferences, privileges or voting powers of the Holders and the Preferred Stock.

(c)        Investor shall have the right (but not the obligation) to designate the Investor Designees in accordance with the terms and subject to the conditions set forth in the Stockholders Agreement.

Section 5.        Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders of the then outstanding Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Junior Securities by reason of their ownership thereof, an amount in cash equal to the greater of (a) the aggregate Liquidation Preference of the Preferred Stock held by such Holder, plus all unpaid and accumulated dividends on all such Preferred Stock (whether or not declared) and (b) the per share amount of all cash, securities or other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock such Holder would have been entitled to receive had it converted such Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Corporation. If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. For purposes of this Section 5, a Fundamental Change, a Common Stock Change Event or any merger, amalgamation or consolidation of the Corporation with or into any other company or other entity, or the sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, will not constitute a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than twenty (20) days prior to the payment date stated therein, to each Holder.

Section 6.        Conversion.

(a)        Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the applicable Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Liquidation Preference of such share of Preferred Stock as of the relevant Conversion Date by the Conversion Price in effect on such Conversion Date; provided that if such quotient is not a whole number, then, in lieu of delivering any fractional Conversion Share, the Corporation will deliver cash in an amount equal to the product of such fraction and the Last Reported Sale Price per share of Common Stock on such Conversion Date. To effect the conversion of any shares of Preferred Stock, the Holder thereof shall (i) provide the Corporation with conversion notice in the form attached hereto as Exhibit A (a “Notice of Conversion”), duly completed and executed as provided below, (ii) surrender to the Corporation each Preferred Stock certificate or certificates representing such shares, and (iii) pay to the Corporation a sum sufficient to pay any tax or duty payable by such Holder pursuant to Section 6(b)(v). The date such Holder satisfies the requirements set forth in the preceding sentence with respect to the conversion of any share of Preferred Stock will be deemed to be the “Conversion Date” with

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respect to such conversion. To effect conversions of shares of Preferred Stock, to the extent such shares are certificated, a Holder shall be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation. In the event less than all of the shares of Preferred Stock represented thereby are so converted, the Corporation shall, effective at the Conversion Date, issue a replacement certificate to such Holder reflecting the unconverted shares of Preferred Stock represented by the delivered certificate; provided that the failure of the Corporation to deliver such certificate shall not affect the rights of the Holder to submit a further Notice of Conversion or to elect to have its Preferred Stock redeemed pursuant to the terms hereof. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights with respect to such shares shall immediately cease and terminate as of such time.

Notwithstanding anything to the contrary in this Certificate of Designations, if the Conversion Date for any share of Preferred Stock is after any Regular Record Date and on or before the next Dividend Payment Date and the Corporation has, as of such Regular Record Date, declared a dividend to be paid on the Preferred Stock on such Dividend Payment Date, then, for purposes of such conversion, (x) the Liquidation Preference of such share of Preferred Stock will not include the amount of such declared dividend payable on such share; and (y) the Holder of such share of Preferred Stock as of the Close of Business on such Conversion Date will be entitled to receive such dividend notwithstanding such conversion.

(b)        Mechanics of Conversion.

(i)        Delivery of Conversion Shares Upon Conversion. Except as otherwise provided in Exhibit B hereto, not later than the second (2nd) Trading Day after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of uncertificated, book-entry shares representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be subject to restrictive legends and trading restrictions under applicable law and in accordance with the terms and conditions of the Stockholders Agreement, and (B) a bank check in the amount of any cash payable in lieu of any fractional Conversion Share. Notwithstanding anything to the contrary herein, Conversion Shares shall be kept in uncertificated, book-entry form with the Transfer Agent as permitted by the Bylaws of the Corporation and the Delaware General Corporation Law.

(ii)        Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, specific performance or injunctive relief. The exercise of any such

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rights shall not prohibit a Holder from seeking to recover damages pursuant to any other section hereof or under applicable law.

(iii)        Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account adjustments made pursuant to Section 8) from time to time upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The Corporation will use reasonable best efforts to cause such shares of Common Stock to be approved for listing on the principal national securities exchange or market on which the Common Stock is then listed or admitted for trading (including any over-the-counter market).

(iv)        Calculation of Conversion Shares. If a Holder converts more than one share of Preferred Stock on a single Conversion Date, then the consideration due in respect of such conversion will be computed based on the total number of shares of Preferred Stock converted on such Conversion Date by such Holder.

(v)        Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for processing of any Notice of Conversion.

(vi)        Holder of Record of Conversion Shares. The Person in whose name any share of Common Stock is issuable upon conversion of any Preferred Stock will be deemed to become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion.

Section 7.        Redemption.

(a)        Corporation Redemption Right. On any date (such date, the “Corporation Target Redemption Date”) following the fourth (4th) anniversary of the Original Issue Date, upon the occurrence of the Corporation Redemption Condition, the Corporation may redeem (each, a “Corporation Redemption”) all or any portion of the outstanding Preferred Stock in accordance with this Section 7. To exercise its right to make a Corporation Redemption of any shares of Preferred Stock, the Corporation must provide notice (a “Corporation Redemption Notice”) to the Holders of such shares at least twenty (20) calendar days before the applicable Corporation

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Target Redemption Date, which notice must state such Corporation Target Redemption Date and certify that the Corporation has set aside available cash in the amount of the aggregate projected Corporation Redemption Amount for use in effecting the redemption. Any Corporation Redemption shall be applied ratably to all of the Holders in proportion to the number of shares of Preferred Stock held by each Holder as of the date of the Corporation Redemption Notice. Each Holder, at its option, may elect to convert all or any portion of its Preferred Stock (including but not limited to the portion that is the subject of the Corporation Redemption) in accordance with the terms hereof after the receipt of a Corporation Redemption Notice until the Close of Business on the Business Day immediately prior to the Corporation Target Redemption Date, and the amount of the Preferred Stock to be redeemed shall not exceed the amount which remains outstanding as of the date of payment of the Corporation Redemption Amount. The “Corporation Redemption Amount” for each share of Preferred Stock being redeemed will be the Liquidation Preference of such share as of the date of payment thereof.

(b)        Holder Redemption Right upon a Fundamental Change. Within twenty (20) calendar days of the effective date of a Fundamental Change, the Corporation shall provide the Holders with notice of the occurrence of such Fundamental Change (the “Notice of Fundamental Change”), stating (i) the events causing the Fundamental Change, (ii) the effective date of the Fundamental Change, (iii) the Fundamental Change Redemption Date, and (iv) the Conversion Price and any adjustments to the Conversion Price. Following delivery of the Corporation’s Notice of Fundamental Change, any Holder (such Holder, a “Fundamental Change Redeeming Holder”) shall have the right (“Holder Redemption Right”), exercisable before the Close of Business on the second (2nd) Business Day prior to the Fundamental Change Redemption Date, to elect to have, out of funds legally available therefor, the Corporation redeem all or any whole number of shares of the outstanding Preferred Stock held by such Fundamental Change Redeeming Holder (the “Fundamental Change Holder Redemption”) for the Holder Redemption Amount, to be paid by wire transfer of immediately available funds to such Holder, by surrendering to the Corporation the certificate(s) representing the Fundamental Change Redeeming Holder’s Preferred Stock to be so redeemed before the Close of Business on the second (2nd) Business Day prior to the Fundamental Change Redemption Date. A Fundamental Change Redeeming Holder, at its option, may continue to convert all or any portion of its Preferred Stock (including but not limited to the portion that is the subject of the Fundamental Change Holder Redemption) in accordance with the terms hereof until the Fundamental Change Redeeming Holder receives payment of the Holder Redemption Amount, and the amount of the Preferred Stock to be redeemed shall not exceed the amount which remains outstanding as of the date of payment of the Holder Redemption Amount. Unless otherwise indicated by the Holder in the applicable Notice of Conversion, any shares of Preferred Stock converted during the period from the date of the Notice of Fundamental Change until the date the Holder Redemption Amount is paid in full shall be considered to have been one of the shares of Preferred Stock that was subject to such Fundamental Change Holder Redemption, and the number of shares of Preferred Stock converted during such period shall be deducted from the number of shares of Preferred Stock that are subject to such Fundamental Change Holder Redemption. The “Holder Redemption Amount” for each share of Preferred Stock being redeemed will be the Liquidation Preference of such share as of the date of payment thereof.

(c)        Redemption in Part. In the event less than all of the shares of Preferred Stock represented by any certificate(s) surrendered to the Corporation pursuant to this Section 7 are redeemed, the Corporation shall, effective at the redemption date, issue a replacement certificate

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to such Holder reflecting the unredeemed shares of Preferred Stock represented by the delivered certificate; provided that the failure of the Corporation to deliver such certificate shall not affect the rights of the Holder to submit a Notice of Conversion or further redeem its Preferred Stock pursuant to the terms hereof.

Section 8.        Certain Adjustments.

(a)        Generally. The Conversion Price will be subject to adjustment as provided in Exhibit B hereto.

(b)        Effect of Common Stock Change Events. If there occurs any:

(i)        recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)        consolidation, merger, combination or binding or statutory share exchange involving the Corporation;

(iii)        sale, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or

(iv)        other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations:

(1)        from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any share of Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designations and Exhibit B hereto were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 7(a) and the definition of Corporation Redemption Condition, each reference to any number of shares of Common Stock will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Fundamental Change,” the term “Common Stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(2)        for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such

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Reference Property Unit or portion thereof, as applicable (as determined in good faith by, or at the direction of, the Board of Directors) (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be (x) the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Corporation will notify Holders of the weighted average as soon as practicable after such determination is made.

The Corporation shall not effect any Common Stock Change Event unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such Common Stock Change Event shall assume, by written instrument substantially similar in form and substance to this Certificate of Designations, the obligation to deliver to the Holders of Preferred Stock, upon conversion thereof, the Reference Property due thereupon in accordance with the foregoing provisions.

(c)        Notice of Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to Exhibit B hereto, the Corporation shall deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 9.        Miscellaneous.

(a)        Withholding Taxes. Each Holder of Preferred Stock will timely furnish the Corporation and any applicable withholding agent with any tax forms or certifications (including, without limitation, Internal Revenue Service Form W-9, an applicable Internal Revenue Service Form W-8 (together will all applicable attachments), or any successors to such Internal Revenue Service forms) (i) to permit the Corporation and any applicable withholding agent to make payments to such Holder without, or at a reduced rate of, deduction or withholding and (ii) to enable the Corporation and any applicable withholding agent to satisfy reporting and other obligations under applicable law or regulation, and each Holder of Preferred Stock will update or replace such tax forms or certifications in accordance with their terms and applicable law or regulation. Each Holder of Preferred Stock will also provide the Corporation and any applicable withholding agent with any correct, complete and accurate information or documentation that may be required for the Corporation to comply with FATCA and the FATCA legislation of any applicable jurisdiction and to prevent the imposition of taxes under FATCA. Amounts withheld on payments (including payments being made in shares of Preferred Stock whether by issuance of such shares or by increasing the Stated Value of each share of Preferred Stock) hereunder by the Corporation or any applicable withholding agent that are required to be withheld (whether in the form of cash or shares of Preferred Stock) pursuant to applicable law or regulation will be treated as having been paid to the Holder of Preferred Stock.

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(b)        Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Kenneth A. Martindale and Tricia K. Tolivar, facsimile number (412) 288-4764, e-mail address ken-martindale@gnc-hq.com, tricia-tolivar@gnc-hq.com, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(b). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given to the Corporation in accordance with this Section 9(b)). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section on any Trading Day, (ii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given.

(c)        Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)        Governing Law. This Certificate of Designations shall be governed by and construed in accordance with the laws of the State of Delaware. In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Certificate of Designations, each of the parties hereto, by execution and delivery of this Certificate of Designations, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Certificate of Designations. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by

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law, service of process may be made by delivery provided pursuant to the directions in Section 9(b). EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS CERTIFICATE OF DESIGNATIONS.

(e)        Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect so long as the legal substance of the Preferred Stock is not altered in any manner materially adverse to any Holder, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)        Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)        Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(h)        Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

*********************

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this [ 🌑 ] day of [ 🌑 ], 2018.

Name:
Title:

EXHIBIT A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of GNC Holdings, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Stockholder Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Number of shares of Preferred Stock owned prior to conversion:

Number of shares of Preferred Stock to be converted:

Certificate number of such shares of Preferred Stock:

Number of shares of Preferred Stock subsequent to conversion:

Address for Delivery:

[HOLDER]

By:
Name:
Title:

A-1

EXHIBIT B

ANTI-DILUTION ADJUSTMENT PROVISIONS

Section 1.        Definitions. Capitalized terms used in this Exhibit B without definition have the respective meanings ascribed to them in the Certificate of Designations. In addition, for purposes of this Exhibit B, the following terms have the respective definitions set forth below:

“Affiliate” has the meaning given in Rule 144 under the Securities Act.

“Effective Price” has the meaning set forth in Section 2(f) of this Exhibit B.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Open of Business” means 9:00 a.m., New York City time.

“Spin-Off” has the meaning set forth in Section 2(c)(ii) of this Exhibit B.

“Spin-Off Valuation Period” has the meaning set forth in Section 2(c)(ii) of this Exhibit B.

“Tender/Exchange Offer Expiration Date” has the meaning set forth in Section 2(e) of this Exhibit B.

“Tender/Exchange Offer Expiration Time” has the meaning set forth in Section 2(e) of this Exhibit B.

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 2(e) of this Exhibit B.

Section 2.        Adjustments to the Conversion Price. The Conversion Price in effect at any time will be adjusted from time to time as follows:

(a)        Stock Dividends, Splits and Combinations. If the Corporation issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Corporation effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 8(b) of the Certificate of Designations will apply), then the Conversion Price will be adjusted based on the following formula:

where:

CP0	=

the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0	=

the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

For the avoidance of doubt, any adjustment made under this Section 2(a) of this Exhibit B shall become effective as provided in the definition of CP1 above. If any dividend, distribution, stock split or stock combination of the type described in this Section 2(a) of this Exhibit B is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(b)        Rights, Options and Warrants. If the Corporation distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions set forth in Section 2(c)(i) and Section 4 of this Exhibit B will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=

a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

Any decrease made under this Section 2(b) of this Exhibit B shall be made successively whenever such rights, options, or warrants are distributed and, for the avoidance of doubt, shall become effective as provided in the definition of CP1 above. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 2(b) of this Exhibit B, in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(c)        Spin-Offs and Other Distributed Property.

(i)        Distributions Other than Spin-Offs. If the Corporation distributes shares of its capital stock, evidences of its indebtedness or other assets or property of the Corporation, or rights, options or warrants to acquire capital stock of the Corporation or other securities, to all or substantially all holders of the Common Stock, excluding:

a.        dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 2(a) or Section 2(b) of this Exhibit B;

b.        dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Price is required pursuant to Section 2(d) of this Exhibit B;

c.        rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 4 of this Exhibit B;

d.        Spin-Offs for which an adjustment to the Conversion Price is required pursuant to Section 2(c)(ii) of this Exhibit B; and

e.        a distribution solely pursuant to a Common Stock Change Event, as to which Section 8(b) of the Certificate of Designations will apply,

then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined in good faith by the Board of Directors), as of such Ex-Dividend Date, of the shares of capital stock, evidences of indebtedness, assets,

property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution.

For the avoidance of doubt, any decrease under this Section 2(c) of this Exhibit B shall become effective as provided in the definition of CP1 above. Notwithstanding the foregoing, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Preferred Stock held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that a Person would have received in such distribution if such Person then held a number of shares of Common Stock equal to the Liquidation Preference of such share of Preferred Stock as of such record date divided by the Conversion Price in effect on such record date.

To the extent such distribution is not so paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all.

(ii)        Spin-Offs. If the Corporation distributes or dividends shares of capital stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Corporation to all or substantially all holders of the Common Stock (other than solely pursuant to a Common Stock Change Event, as to which Section 8(b) of the Certificate of Designations will apply), and such capital stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a Canadian or U.S. national securities exchange (a “Spin-Off”), then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately prior to the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

CP1	=	the Conversion Price in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV	=

the product of (x) the average of the Last Reported Sale Prices per share or unit of the capital stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price and Trading Day were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 2(c)(ii) of this Exhibit B is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(d)        Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Preferred

Stock held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that a Person would have received in such dividend or distribution if such Person then held a number of number of shares of Common Stock equal to the Liquidation Preference of such share of Preferred Stock as of such record date divided by the Conversion Price in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(e)        Tender Offers or Exchange Offers. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Tender/Exchange Offer Expiration Time in good faith by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Tender/Exchange Offer Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the time (the “Tender/Exchange Offer Expiration Time”) such tender or exchange offer expires;

CP1	=	the Conversion Price in effect immediately after the Tender/Exchange Offer Expiration Time;

AC	=

the aggregate value (determined as of the Tender/Exchange Offer Expiration Time in good faith by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased in such tender or exchange offer;

OS0	=

the number of shares of Common Stock outstanding immediately before the Tender/Exchange Offer Expiration Time (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=

the number of shares of Common Stock outstanding immediately after the Tender/Exchange Offer Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=

the average of the Last Reported Sale Prices per of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Tender/Exchange Offer Expiration Date;

provided, however, that the Conversion Price will in no event be adjusted upwards pursuant to this Section 2(e) of this Exhibit B, except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 2(e) of this Exhibit B will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Tender/Exchange Offer Expiration Time, with retroactive effect. If a share of Preferred Stock is converted and the Conversion Date occurs during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Exhibit B or the Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the fifth (5th) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Corporation being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(f)        Adjustments to the Conversion Rate of the Convertible Notes. If the Corporation shall, at any time or from time to time after the Original Issue Date, (i) effect any amendment or modification to the Convertible Notes Indenture that would increase the “Conversion Rate” (as defined therein) or decrease the Convertible Notes Conversion Price, such that the Convertible Notes Conversion Price is less than the Conversion Price then in effect or (ii) effect any conversion of the Convertible Notes at a Convertible Notes Conversion Price that is less than the Conversion Price then in effect (such Convertible Notes Conversion Price in clause (i) or (ii), as applicable, the “Effective Price”), then, effective as of the Close of Business on the date of such amendment or modification, or the “Conversion Date” (as defined in the Convertible Notes Indenture) for such conversion, as applicable, the Conversion Price will be decreased to an amount equal to:

where:

CP	=	the Conversion Price in effect immediately before giving effect to the adjustment required by this Section 2(f) of this Exhibit B;

OS	=

the number of shares of Common Stock outstanding immediately before such amendment, modification or conversion, as applicable (excluding, for the avoidance of doubt, any shares issued pursuant to any conversion of Convertible Notes giving rise to the adjustment required by this Section 2(f) of this Exhibit B);

EP	=	such Effective Price; and

X	=

(x) if the event giving rise to the adjustment required by this Section 2(f) of this Exhibit B occurred pursuant to clause (i) above, an amount equal to the total number of shares of Common Stock issuable, in accordance with the Convertible Notes Indenture, upon conversion of the Convertible Notes then outstanding at such Convertible Notes Conversion Price; and (y) if the event giving rise to the adjustment required by this Section 2(f) of this Exhibit B occurred pursuant to clause (ii) above, the total number of shares of Common Stock issuable, in accordance with the Convertible Notes Indenture, upon the conversion referred to in such clause (ii);

provided, however, that (1) if the Conversion Price is adjusted pursuant to this Section 2(f) of this Exhibit B on account of an amendment or modification referred to in clause (i) above, then no subsequent conversion of the Convertible Notes will require an adjustment pursuant to clause (ii) above if such conversion is at a Convertible Notes Conversion Price that is equal to or greater than the Convertible Notes Conversion Price applied in such adjustment pursuant to clause (i) above; and (2) in no event will the Conversion Price be increased pursuant to this Section 2(f) of this Exhibit B.

Section 3.        No Adjustment Where Holders Participate in the Transaction Or Event Without Conversion. Notwithstanding anything to the contrary in Section 2 of this Exhibit B, the Corporation will not be obligated to adjust the Conversion Price on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 2 of this Exhibit B (other than an adjustment pursuant to Section 2(a), Section 2(e) or Section 2(f) of this Exhibit B) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Preferred Stock, in such transaction or event without having to convert such Holder’s Preferred Stock and as if such Holder held a number of shares of Common Stock equal to the aggregate Liquidation Preference of all shares of Preferred Stock held by such Holder divided by the Conversion Price.

Section 4.        Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any share of Preferred Stock and, at the time of such conversion, the Corporation has in effect any stockholder rights plan, then the Holder of such share will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable under the Certificate of Designations upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 2(c)(i) of this Exhibit B on account of such separation as if, at the time of such separation, the Corporation had made a distribution of the type referred to in Section 2(c)(i) of this Exhibit B to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

Section 5.        Special Provisions for Adjustments that Are Not Yet Effective and Where Converting Holders Participate in the Relevant Transaction or Event.

(a)        Adjustments Not Yet Effective. Notwithstanding anything to the contrary in the Certificate of Designations or this Exhibit B, if:

(i)        a share of Preferred Stock is to be converted;

(ii)        the record date, effective date or Tender/Exchange Offer Expiration Time for any event that requires an adjustment to the Conversion Price pursuant to Section 2 of this Exhibit B has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Price for such event has not yet become effective as of such Conversion Date;

(iii)        the consideration due upon such conversion includes any whole shares of Common Stock; and

(iv)        such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Corporation will, without duplication, give effect to such adjustment on such Conversion Date. In such case, if the date on which the Corporation is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Corporation will delay the settlement of such conversion until the fifth (5th) Business Day after such first date.

(b)        Conversion Price Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in the Certificate of Designations or this Exhibit B, if:

(i)        a Conversion Price adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 2 of this Exhibit B;

(ii)        any share of Preferred Stock is to be converted;

(iii)        the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv)        the consideration due upon such conversion includes any whole shares of Common Stock based on a Conversion Price that is adjusted for such dividend or distribution; and

(v)        such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 6(b)(vi) of the Certificate of Designations),

then (x) such Conversion Price adjustment will not be given effect for such conversion; and (y) the shares of Common Stock, if any, issuable upon such conversion based on such unadjusted Conversion Price will be entitled to participate in such dividend or distribution.

Section 6.        Calculations. Each adjustment to the Conversion Price pursuant to this Exhibit B will be made to the nearest one-tenth of a cent.

Exhibit C

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2018, is by and among GNC Holdings, Inc., a Delaware corporation (the “Company”), and [●] (“Investor”). Investor and any other Person who may become a party hereto pursuant to Section 11(c) are referred to individually as a “Shareholder” and collectively as the “Shareholders.”

WHEREAS, the Company and Investor are parties to the Securities Purchase Agreement, dated as of February 13, 2018 (as the same may be amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”); and

WHEREAS, Investor desires to have, and the Company desires to grant, certain registration and other rights under the Securities Act with respect to the Registrable Securities on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.    Definitions. As used in this Agreement, the following terms shall have the following meanings, and capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Securities Purchase Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that the Company has determined in good faith (after consultation with legal counsel): (i) would be required to be made in any Registration Statement or Prospectus filed with the SEC by the Company so that such Registration Statement or Prospectus would not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or Prospectus; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, (i) “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise and (ii) the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of this Agreement (but not for purposes of the definition of “Registrable Securities”), none of the Shareholders or their respective Affiliates shall be deemed to be Affiliates of the Company or any of its Subsidiaries.

“Agreement” shall have the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

“Common Shares” shall mean shares of Class A common stock, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the preamble.

“Company Indemnitee” shall have the meaning set forth in Section 8(e).

“Convertible Preferred Stock” shall mean the class of preferred stock of the Company titled the “Series A Convertible Preferred Stock.”

“Demand Notice” shall have the meaning set forth in Section 3(b).

“Demand Registration” shall have the meaning set forth in Section 3(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Indemnified Party” shall have the meaning set forth in Section 8(c).

“Indemnifying Party” shall have the meaning set forth in Section 8(c).

“Investor” shall have the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 422 under the Securities Act, relating to an offer of the Registrable Securities.

“Long-Form Registration” shall have the meaning set forth in Section 3(b).

“Losses” shall have the meaning set forth in Section 8(a).

“Marketed Offering” shall mean a registered Underwritten Offering of Registrable Securities (including any registered underwritten Shelf Offering) that is consummated, withdrawn or abandoned by the applicable Shareholders following formal participation by the Company’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Company.

“Offering Persons” shall have the meaning set forth in Section 6(r).

“Person” shall means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Piggyback Notice” shall have the meaning set forth in Section 4(a).

“Piggyback Registration” shall have the meaning set forth in Section 4(a).

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“Piggyback Request” shall have the meaning set forth in Section 4(a).

“Proceeding” shall mean an action, claim, suit, charge, mediation, arbitration, audit or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” shall mean (i) the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A or Rule 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus and (ii) any Issuer Free Writing Prospectus.

“Public Offering” shall mean the sale of Common Shares to the public for cash pursuant to an effective Registration Statement (other than Form S-4 or Form S-8 or any successor form) filed under the Securities Act or any comparable law or regulatory scheme of any foreign jurisdiction.

“Registrable Securities” shall mean, as of any date of determination, any Common Shares that the Shareholders have acquired, or have the right to acquire upon conversion of shares of Convertible Preferred Stock, and any other securities issued or issuable with respect to any such shares by way of share split, share subdivision, bonus issue, share dividend, distribution, recapitalization, merger, amalgamation, exchange, replacement or similar event or otherwise acquired from time to time. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities have been otherwise transferred, new certificates for such securities not bearing a restrictive legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities by the Shareholders shall not require registration under the Securities Act; and (iii) such securities shall cease to be issued and outstanding. In addition, such securities shall cease to be Registrable Securities with respect to any holder when such holder is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any notice requirements, volume limitations or manner of sale limitations thereunder, as reasonably determined by the holder; provided that at such time such Registrable Securities are not required to, and do not, bear any legend restricting the transfer thereof.

“Registration Statement” shall mean any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

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“Restricted Period” shall have the meaning set forth in the Stockholders Agreement.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Securities Purchase Agreement” shall have the meaning set forth in the recitals.

“Shareholders” shall have the meaning set forth in the preamble.

“Shelf Offering” shall have the meaning set forth in Section 4(c).

“Short-Form Registration” shall have the meaning set forth in Section 3(b).

“Stockholders Agreement” shall have the meaning set forth in Section 11(h).

“Subsidiary” shall mean, with respect to any Person, any company, corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Take-Down Notice” shall have the meaning set forth in Section 4(c).

“Transfer” shall mean, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Underwritten Registration” or “Underwritten Offering” shall mean a registration in which securities of the Company are sold to an underwriter for reoffering to the public.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

Section 2.    Holders of Registrable Securities. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Shareholder.

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Section 3.    Shelf Registration; Demand Registrations.

(a)        Filing and Effectiveness of Shelf Registration Statement. Subject to the other applicable provisions of this Agreement and unless otherwise mutually agreed between the Company and the Shareholders holding a majority of the then outstanding Registrable Securities, the Company shall use its reasonable best efforts to (i) prepare, file and cause to be declared effective by the SEC (if such Registration Statement is not an Automatic Shelf Registration Statement), (x) within thirty (30) days following the expiration of the Restricted Period, a Registration Statement in the form of a Short-Form Registration (if the Company is then eligible for the same), or (y) within sixty (60) days following the expiration of the Restricted Period, a Registration Statement in the form of a Long-Form Registration (if the Company is not then eligible for a Short-Form Registration), as applicable, covering the sale or distribution from time to time by the Shareholders pursuant to a plan of distribution acceptable to Shareholders holding a majority of the then outstanding Registrable Securities, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities; and (ii) cause such Registration Statement (including by filing a new, replacement Registration Statement as required under the Securities Act) to remain effective under the Securities Act continuously until no Registrable Securities are outstanding.

(b)        Requests for Registration.

Subject to the following paragraphs of this Section 3(b), following the expiration of the Restricted Period, the Shareholders holding a majority of the then-outstanding Registrable Securities shall have the right, by delivering or causing to be delivered a written notice to the Company, to require the Company to register pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement on Form S-3 (which, unless all Shareholders delivering such notice request otherwise, shall be (A) filed pursuant to Rule 415 under the Securities Act and (B) if the Company is a Well-Known Seasoned Issuer at the time of filing such Registration Statement with the SEC, designated by the Company as an Automatic Shelf Registration Statement), if the Company is then eligible for such short-form, or any similar or successor short-form registration (“Short-Form Registrations”) or, if the Company is not then eligible for such short form registration, on Form S-1 or any similar or successor long-form registration (“Long-Form Registrations”) (any such written notice, a “Demand Notice” and any such registration, a “Demand Registration”), as soon as reasonably practicable after delivery of such Demand Notice, but, in any event, the Company shall be required to make the initial filing of the Registration Statement within thirty (30) days following receipt of such Demand Notice in the case of a Short-Form Registration or within sixty (60) days following receipt of such Demand Notice in the case of a Long-Form Registration; provided, however, that unless a Shareholder requests to have registered all of its Registrable Securities, a Demand Notice for a Marketed Offering may only be made if the sale of the Registrable Securities requested to be registered by such Shareholders is reasonably expected to result in aggregate gross cash proceeds in excess of $25,000,000 (without regard to any underwriting discount or commission). Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3(b), the Company shall use its reasonable best efforts to cause such Registration Statement to become effective

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under the Securities Act as promptly as practicable after the filing thereof (if such Registration Statement is not an Automatic Shelf Registration Statement).

(i)    No Demand Registration shall be deemed to have occurred for purposes of this Section 3(b) or 4(c), and any Demand Notice delivered in connection therewith shall not count as a Demand Notice for purposes of Section 3(f) or 4(c), if (A) the Registration Statement relating thereto (and covering not less than all Registrable Securities specified in the applicable Demand Notice for sale in accordance with the intended method or methods of distribution specified in such Demand Notice) (1) does not become effective, or (2) is not maintained effective for the period required pursuant to this Section 3; (B) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period; or (C) the conditions to closing specified in any underwriting agreement, purchase agreement, or similar agreement entered into in connection with the registration relating to such request are not satisfied other than as a result of the Shareholders’ actions.

(ii)    All requests made pursuant to this Section 3(b) must: (A) state that it is a notice to initiate a Demand Registration under this Agreement; (B) identify the Shareholders effecting the request; and (C) specify the number of Registrable Securities to be registered and the intended method(s) of disposition thereof.

(iii)    Except as otherwise agreed by all Shareholders with Registrable Securities subject to a Demand Registration, the Company shall maintain the continuous effectiveness of the Registration Statement with respect to any Demand Registration until such securities cease to be Registrable Securities or such shorter period upon which all Shareholders with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold, or, if such Demand Registration is for an Underwritten Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

(iv)    Within three (3) Business Days after receipt by the Company of a Demand Notice pursuant to this Section 3(b), the Company shall deliver a written notice of any such Demand Notice to all other holders of Registrable Securities, and the Company shall, subject to the provisions of Section 3(c), include in such Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) days after the date that such notice has been delivered; provided that the Shareholders must agree to the plan of distribution proposed by the Shareholders who delivered the Demand Notice and, in connection with any Underwritten Registration, such holders (together with the Company) must enter into an underwriting agreement in the form reasonably approved by the Company and the Shareholders holding the majority of the Registrable Securities subject to such Underwritten Registration. All requests made pursuant to the preceding sentence shall specify the aggregate amount of Registrable Securities to be registered. For the avoidance of doubt, an Underwritten Registration pursuant to a Demand Registration may be made pursuant to an effective shelf Registration Statement filed pursuant to Section 3(a) hereof.

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(c)        Priority on Demand Registration. If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in an Underwritten Offering, and the managing underwriter(s) advise the holders of such securities in writing that in its good faith opinion the total number or dollar amount of Registrable Securities proposed to be sold in such offering (including, without limitation, securities proposed to be included by other Shareholders of securities entitled to include securities in such Registration Statement pursuant to piggyback registration rights pursuant to this Agreement) is such as to adversely affect the price, timing or distribution of such Underwritten Offering, then there shall be included in such Underwritten Offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter(s) can be sold without adversely affecting such Underwritten Offering, and such number of Registrable Securities shall be allocated pro-rata among the Shareholders of Registrable Securities that have requested to participate in such Demand Registration on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders.

No Registrable Securities excluded from the underwriting by reason of the managing underwriter’s marketing limitations shall be included in such offering.

(d)        Postponement of Registration.

(i)    The Company shall be entitled to postpone the filing (but not the preparation) or the initial effectiveness of, or suspend the use of, a Registration Statement up to two times in any twelve (12) month period, in each case for a reasonable period of time that does not exceed, in the aggregate together with all other such postponements or suspensions, ninety (90) days in any twelve (12) month period, if the Company delivers to the Shareholders requesting registration or Shareholders named in a Registration Statement filed pursuant to Section 3(a) a certificate signed by an executive officer certifying that such registration and offering would (A) require the Company to make an Adverse Disclosure or (B) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its Subsidiaries then under consideration. Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The Shareholders receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 6(r).

(ii)    If the Company shall so postpone the filing of a Registration Statement pursuant to a Demand Notice, the Shareholders requesting such registration shall have the right to withdraw a request for registration pursuant to Section 3(b) by giving written notice to the Company within ten (10) days of the anticipated termination date of the postponement period, as provided in the certificate delivered to the applicable Shareholders and, for the avoidance of doubt, upon such withdrawal, the withdrawn request shall not constitute a Demand Notice; provided that in the event such Shareholders do not so withdraw the request for registration, the Company shall continue to prepare a Registration Statement during such postponement such that, if it exercises its rights under this Section 3(d), it shall be in a position to and shall, as promptly as practicable following the expiration of the applicable deferral or suspension period, file or update and use its reasonable efforts to cause the effectiveness and the use of the applicable deferred or suspended Registration Statement.

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(iii)    In the event the Company exercises its rights to postpone the initial effectiveness of, or suspend the use of, a Registration Statement, the Shareholders agree to suspend, promptly upon their receipt of the certificate referred to above, use of the Prospectus relating to the Demand Registration or Prospectus contained within the Registration Statement filed pursuant to Section 3(a) in connection with any sale or offer to sell Registrable Securities.

(e)        Cancellation of a Demand Registration. Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to this Section 3 shall have the right to notify the Company that they have determined that the applicable Registration Statement be abandoned or withdrawn by giving written notice of such abandonment or withdrawal at any time prior to the effective time of such Registration Statement, in which event the Company shall abandon or withdraw such Registration Statement; provided that any Demand Notice underlying such abandonment or withdrawal shall not be deemed to be a Demand Notice for purposes of Section 3(f) if such Demand Notice is abandoned or withdrawn in response to a material adverse change regarding the Company or a material adverse change in the financial markets generally. If all Shareholders withdraw their Registrable Securities from a Demand Registration, the Company shall cease all efforts to secure registration.

(f)        Number of Demand Notices. In connection with the provisions of this Section 3, the Shareholders collectively shall have the right to deliver (i) five (5) Demand Notices in connection with Marketed Offerings; provided that in connection therewith, the Company shall cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows”), and (ii) three (3) additional Demand Notices in connection with Underwritten Offerings (other than in connection with a Marketed Offering); provided that (A) in connection with any Demand Notice pursuant to clause (ii), the Company shall not be obligated to cause its officers to participate in any “road shows,” and (B) the Shareholders may not make more than four (4) Demand Registration requests in any 365-day period.

Section 4.    Piggyback Registration; Shelf Take Down.

(a)        Right to Piggyback. Except with respect to a Demand Registration, the procedures for which are addressed in Section 3, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Shares, whether or not for sale for its own account and whether or not an Underwritten Offering or an Underwritten Registration (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed to effectuate an offering and sale to employees or directors of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then the Company shall give prompt written notice of such filing no later than ten (10) Business Days prior to the filing date, or, fifteen (15) Business Days in the case of a Public Offering under a shelf registration statement, the anticipated pricing or trade date (the “Piggyback Notice”), to all of the holders of Registrable Securities. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such Registration Statement, or to sell in such Public Offering, the number of Registrable Securities as each such holder may request (each, a “Piggyback Registration”). Subject to Section 4(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each a “Piggyback Request”) within five (5)

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Business Days after notice has been given to the applicable holder. The Company shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (x) one-hundred eighty (180) days after the effective date thereof and (y) consummation of the distribution by the holders of the Registrable Securities (other than those making Piggyback Requests) included in such Registration Statement.

(b)        Priority on Piggyback Registrations. If any of the Registrable Securities to be registered pursuant to a Piggyback Registration are to be sold in an Underwritten Offering, the Company shall use reasonable best efforts to cause the managing underwriter(s) of a proposed Underwritten Offering to permit holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter(s) of such Underwritten Offering advise the Company in writing that it is their good faith opinion the total number or dollar amount of securities that such holders, the Company and any other Persons having rights to participate in such registration intend to include in such Underwritten Offering is such as to adversely affect the price, timing or distribution of the securities in such Underwritten Offering, then there shall be included in such Underwritten Offering the number or dollar amount of securities that in the opinion of such managing underwriter(s) can be sold without so adversely affecting such Underwritten Offering, and such number of Registrable Securities shall be allocated as follows: (i) first, all securities proposed to be sold by the Company for its own account; (ii) second, all Registrable Securities requested to be included in such Piggyback Registration by the Shareholders pursuant to Section 4, pro rata among such holders on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such Shareholders; and (iii) third, all other securities requested to be included in such Registration Statement by other holders of securities entitled to include such securities in such Registration Statement pursuant to piggyback registration rights; provided that any Shareholder may, prior to the effectiveness of the Registration Statement, withdraw its request to be included in such Piggyback Registration pursuant to this Section 4.

(c)        Shelf-Take Downs. At any time that a shelf Registration Statement covering Registrable Securities pursuant to Section 3 or Section 4 (or otherwise) is effective, if any Shareholder delivers a notice to the Company (each, a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the shelf Registration Statement (each, a “Shelf Offering”), then the Company shall amend or supplement the shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering. In connection with any Shelf Offering, including any Shelf Offering that is an Underwritten Offering (including a Marketed Offering) (i) the Company shall, promptly upon receipt of a Take-Down Notice (but in no event more than two (2) days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), deliver a notice to each other holder of Registrable Securities included on such shelf Registration Statement and permit each such holder to include its Registrable Securities included on the shelf Registration Statement in the Shelf Offering if such holder notifies the Company in writing within three (3) days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after delivery of notice to such holder; and (ii) if the Shelf Offering is underwritten, in the event that the managing

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underwriter(s) of such Shelf Offering advise such holders in writing that it is their good faith opinion the total number or dollar amount of securities proposed to be sold exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be included, then the managing underwriter(s) may limit the number of Registrable Securities which would otherwise be included in such Shelf Offering in the same manner as described in Section 3(c) with respect to a limitation of shares to be included in a registration; provided, however, that the Company shall not be obligated to take any action to effect any Shelf Offering that is an Underwritten Offering if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Offering was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

Section 5.    Restrictions on Public Sale by Holders of Registrable Securities.

(a)        If any registration pursuant to Section 3 or Section 4 of this Agreement shall be in connection with any: (i) Marketed Offering (including with respect to a Shelf Offering pursuant to Section 3(a) or 4(c) hereof), the Company will cause each of its executive officers and directors to sign a customary “lock-up” agreement containing provisions consistent with those contemplated pursuant to Section 5(b); and (ii) Underwritten Offering (including with respect to a Shelf Offering pursuant to Section 3(a) or 4(c) hereof), the Company will also not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement (A) on Form S-4, Form S-8 or any successor forms thereto or (B) filed to effectuate an offering and sale to employees or directors of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement) for its own account, within ninety (90) days after the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a shelf Registration Statement) for such offering except as may otherwise be agreed with the holders of the Registrable Securities in such offering.

(b)        Each holder of Registrable Securities agrees with all other holders of Registrable Securities and the Company in connection with any Underwritten Offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4, as applicable, that if requested in writing by the managing underwriter or underwriters in such Underwritten Offering, it will not (i) subject to customary exceptions, effect any public sale or distribution, of any of the Company’s securities held by such Shareholder (except as part of such Underwritten Offering) or (ii) enter into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership of such securities during the period commencing on the date of the Prospectus pursuant to which such Underwritten Offering may be made and continuing for not more than ninety (90) days after the date of such Prospectus (or Prospectus supplement if the offering is made pursuant to a shelf Registration Statement). In connection with any Underwritten Offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4, the Company, or, if Shareholders will be selling more Registrable Securities in the offering than the Company, Shareholders holding a majority of the Registrable Securities subject to such Registration Statement shall be responsible for negotiating all “lock-up” agreements with the underwriters and, in addition to the foregoing provisions of this Section 5, the Shareholders agree to execute the form so negotiated; provided that the form so negotiated is reasonably acceptable to the Company or the Shareholders, as applicable, and consistent with the agreement

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set forth in this Section 5 and that the Company’s executive officers and directors shall also have executed a form of agreement substantially similar to the agreement so negotiated, subject to customary exceptions applicable to natural persons in the roles of executive officers and directors.

Section 6.    Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3 or Section 4, the Company shall use its reasonable best efforts to effect such registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof as promptly as practicable, and pursuant thereto the Company shall cooperate in all reasonable respects in the sale of the securities and shall use its reasonable best efforts, as promptly as practicable to the extent applicable, to:

(a)        prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the holders thereof or by the Company in accordance with the intended method or methods of distribution thereof and in accordance with this Agreement, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) with respect to a Demand Registration to which the holders of a majority of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis;

(b)        prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act in each case, until such time as all of such securities have been disposed of in accordance with the intended method or methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

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(c)        notify each holder of Registrable Securities covered by the applicable Registration Statement, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has been filed or become effective, (ii) of any written comments by the SEC, or any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration Statement, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 6(r) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) if the Company has knowledge of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act;

(d)        prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(e)        to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company filed any shelf Registration Statement and if requested by a holder of Registrable Securities, the Company shall include in such shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to such holder of Registrable Securities) in order to ensure that such holder of Registrable Securities may be added to such shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

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(f)        if requested by the managing underwriters, if any, or the holders of a majority of the then issued and outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such information as the managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 6(e) that are not, in the reasonable opinion of counsel for the Company, in compliance with applicable law;

(g)        furnish or make available to each holder of Registrable Securities covered by the applicable Registration Statement, its counsel and each managing underwriter, if any, without charge, as many conformed copies of the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus, and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (including those incorporated by reference) as such holder, counsel or underwriter may reasonably request; provided that the Company may furnish or make available any such documents in electronic format;

(h)        deliver to each holder of Registrable Securities covered by the applicable Registration Statement, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto and such other documents as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; provided that the Company may furnish or make available any such documents in electronic format (other than, in the case of a Marketed Offering, upon the request of the managing underwriters thereof for printed copies of any such Prospectus or Prospectuses); and the Company, subject to the last paragraph of this Section 6, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the holders of Registrable Securities covered by the applicable Registration Statement and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;

(i)        prior to any Public Offering of Registrable Securities, register or qualify or cooperate with the holders of Registrable Securities covered by the applicable Registration Statement, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or the managing underwriters reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where would not otherwise be required to qualify but

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for this Agreement or (ii) take any action that would subject it to taxation or general service of process in any such jurisdiction where it would not otherwise be subject but for this Agreement;

(j)        cooperate with, and direct the Company’s transfer agent to cooperate with, the holders of Registrable Securities covered by the applicable Registration Statement and the managing underwriters, if any, to facilitate the timely settlement of any offering or sale of Registrable Securities, including the preparation and delivery of certificates (not bearing any legends) or book-entry (not bearing stop transfer instructions) representing Registrable Securities to be sold after receiving written representations from each holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement and, in connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly after the effectiveness of the Registration Statement cause an opinion of counsel as to the effectiveness of any Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without restriction upon sale by the holder of such shares of Registrable Securities under the Registration Statement;

(k)        upon the occurrence of, and the Company’s receipt of knowledge of, any event contemplated by Section 6(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus (then in effect) or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(l)        prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;

(m)        provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(n)        cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement;

(o)        cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter, if any, to consummate the disposition of such Registrable Securities; provided however that the Company will not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any

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such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.;

(p)        enter into such agreements (including underwriting agreements in form, scope and substance as is customary in Underwritten Offerings and such other documents reasonably required under the terms of such underwriting agreements, including customary legal opinions and auditor “comfort” letters) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities;

(q)        make such representations and warranties to the holders of Registrable Securities covered by the applicable Registration Statement and the underwriters, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaking;

(r)        in connection with a customary due diligence review, make available for inspection by a representative of the holders of Registrable Securities covered by the applicable Registration Statement, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by such holders or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such Offering Person in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons except (i) where disclosure of such information is requested or legally compelled (in either case pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process), (ii) where such information is or becomes generally known to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement, (iii) where such information (A) was known to such Offering Persons on a nonconfidential basis (prior to its disclosure by the Company) from a source other than the Company that, after reasonable inquiry, is entitled to disclose such information and is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information, (B) was in the possession of the Offering Persons on a nonconfidential basis prior to its disclosure to the Offering Persons by the Company or (C) is subsequently developed by the Offering Persons without using all or any portion of such information or violating any of the obligations of such Persons under this Agreement or (iv) for disclosure in connection with any suit, arbitration, claim or litigation involving this Agreement or against any Offering Person under federal, state or other securities laws in connection with the offer and sale of any Registrable Securities. In the case of a proposed disclosure pursuant to (i) (or, unless such Person and the Company are adversaries in such suit, arbitration, claim or litigation, (iv)) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to

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such disclosure and to cooperate with the Company, at the Company’s cost, in any effort the Company undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with this provision, the Offering Persons will furnish only that portion of such information that the Offering Persons are advised by legal counsel is legally required and will exercise their reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such information;

(s)        comply with all securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t)        take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(u)        cooperate with each holder of Registrable Securities covered by the Applicable Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC;

(v)        cause its officers and employees to use their respective reasonable best efforts to support the reasonable marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in, and preparation of materials for, any “road show”) in a Marketed Offering and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(w)        take all reasonable action to ensure that any Issuer Free Writing Prospectus complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(x)        take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Each holder of Registrable Securities as to which any registration is being effected shall furnish to the Company in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing as a condition for any Registrable Securities to be included in the applicable registration hereunder. For the avoidance of doubt, failure of any holder of Registrable Securities to furnish the Company with such information as requested by

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the Company pursuant to the preceding sentence shall relieve the Company of any obligation hereunder to include the applicable Registrable Securities of such holder in the Registration Statement with respect to which such information was requested.

Each holder of Registrable Securities agrees if such holder has Registrable Securities covered by such Registration Statement that, upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 6(c)(ii), (iii), (iv) or (v), such holder will forthwith discontinue disposition of such Registrable Securities pursuant to such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(f), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.

Section 7.    Registration Expenses. All fees and expenses incurred by the Company and incident to the performance of or compliance with this Agreement by the Company (including without limitation (i) all registration and filing fees (including fees and expenses with respect to (A) all SEC, stock exchange or trading system and FINRA registration, listing, filing and qualification and any other fees associated with such filings, including with respect to counsel for the underwriters and any qualified independent underwriter in connection with FINRA qualifications, (B) rating agencies and (C) compliance with securities or “blue sky” laws, including any reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 6(i)), (ii) fees and expenses of the financial printer, (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) all reasonable fees and disbursements of one legal counsel for the Shareholders with Registrable Securities covered by any Registration Statement, (vi) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (vii) all expenses related to the “road show” for any Marketed Offering, including the reasonable out-of-pocket expenses of the Shareholders and underwriters, if so requested, and (viii) fees and disbursements of all independent certified public accountants, including the expenses of any special audits and/or “comfort letters” required by or incident to such performance and compliance), shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective. All underwriters’ discounts and selling commissions, in each case related to Registrable Securities registered in accordance with this Agreement, shall be borne by the holders of Registrable Securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

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The Company shall not be required to pay any discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Company).

Section 8.    Indemnification.

(a)        Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, each shareholder, member, limited or general partner of such holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors and agents and each Person who controls each such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and each of their respective Representatives from and against any and all losses, claims, damages, liabilities, costs (including costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or Proceeding and any indemnity and contribution payments made to underwriters), expenses, judgments, fines, penalties, charges and amounts paid in settlement, joint or several (collectively, “Losses”), as incurred, in each case arising out of or based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, Issuer Free Writing Prospectus or other document (including any related Registration Statement, notification, or the like or any materials prepared by or on behalf of the Company as part of any “road show” (as defined in Rule 433(h) under the Securities Act)) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its Subsidiaries and (without limitation of the preceding portions of this Section 8(a)) will reimburse each such holder, each shareholder, member, limited or general partner of such holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors and agents and each Person who controls each such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), for any reasonable and documented out-of-pocket legal and any other expenses actually incurred in connection with investigating and defending or, subject to the last sentence of this Section 8(a), settling any such Loss or action; provided that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission by such holder, but only if such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities or its authorized representatives expressly for inclusion therein. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any indemnified party and shall survive the Transfer of such securities by such holder

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and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the holders. The Company shall also indemnify the underwriters participating in the distribution of Registrable Securities, their officers and directors and each Person who controls such underwriters to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties. It is agreed that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld).

(b)        Indemnification by Holder of Registrable Securities. In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder of Registrable Securities shall indemnify, to the fullest extent permitted by law, severally and not jointly with any other holders of Registrable Securities, the Company, its officers, directors and managing members and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against all Losses arising out of or based on (i) any untrue statement of a material fact contained in such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, Issuer Free Writing Prospectus or other document, or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company or such officers, directors, managing members and control persons for any reasonable and documented out-of-pocket legal or any other expenses actually incurred in connection with investigating or defending any such Loss or action, subject to the immediately following proviso, settling any such Loss or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, Issuer Free Writing Prospectus or other document in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities or its authorized representatives expressly for inclusion therein; provided, however, that the foregoing obligations shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld). In no event shall the liability of any holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such holder pursuant to Section 8(d) and any amounts paid by such holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

(c)        Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnification hereunder (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (each, an “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to, unless in the Indemnified Party’s

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reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 8) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification under this Section 8).

(d)        Contribution. If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the total net proceeds received by such holder from the sale of the Registrable Securities giving rise to such contribution obligation and sold by such holder, less any amounts paid by such holder pursuant to Section 8(b) and any amounts paid by such holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale exceeds the amount of any damages that such holder has otherwise been required to pay by reason of the applicable action, statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations of the holders of Registrable Securities to contribute pursuant to this Section are several and not joint.

(e)        Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 8(a) (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

Section 9.    Rule 144. The Company shall use reasonable best efforts to: (i) file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, to the extent required from time to time to enable all holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144, Rule 144A or Regulation S (or, if the Company is not required to file such reports, it will, upon the request of any Shareholder, make electronically available (which may include posting to a non-public, password-protected website maintained by the Company or a third party) to any holder, any bona fide prospective holder, any bona fide market maker (or person who intends to be a market maker) or securities analyst such necessary information for so long as necessary to enable all holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144, Rule 144A or Regulation S); and (ii) so long as any Registrable Securities are issued and outstanding, furnish holders thereof upon request (A) a written statement by the Company as to its compliance with

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the reporting requirements of Rule 144, Rule 144A and Regulation S under the Securities Act, and of the Exchange Act and (B) a copy of the most recent annual or quarterly report of the Company (except to the extent the same is available on EDGAR).

Section 10.    Underwritten Registrations.

(a)        Selection of Underwriters; Selection of Counsel. In connection with any Underwritten Offering, the managing underwriter or underwriters to administer the offering shall be selected by the Shareholders holding the majority of Registrable Securities included in any Demand Registration, including any Shelf Offering initiated by such Shareholders, subject to the reasonable satisfaction of the Company, and the counsel to such holders shall be selected by the holders of a majority of Registrable Securities included in the Demand Registration.

(b)        Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Offering, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the holders of a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 8 of this Agreement. The holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements.

(c)        Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 4 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any holder of Registrable Securities pursuant to Section 4(a), and subject to the provisions of Section 4(b), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such registration or sale all the Registrable Securities to be offered and sold by such holder among the securities of the Company to be distributed by such underwriters in such registration or sale. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Shareholder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Shareholder, such Shareholder’s title to the Registrable Securities, such Shareholder’s intended method of distribution and any other representations to be made by the Shareholder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Shareholder shall not exceed such Shareholder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 11.    Miscellaneous.

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(a)        Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and the Shareholders holding a majority of the Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement.

(b)        Notices. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, emailed and confirmed or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties): if to the Company, to the address of its principal executive offices; if to any Shareholder, at such Shareholder’s address as set forth on the records of the Company or such other address as such Shareholder notifies the Company in writing. Any such notice shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day, (b) on the fifth Business Day after dispatch by registered or certified mail (provided, that such form of notice may only be used if dispatched from the country in which the recipient is located), (c) on the next Business Day if transmitted by national or international overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), provided that any noticed received by email at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

(c)        Successors and Assigns; Shareholder Status. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent holders of Registrable Securities acquired, directly or indirectly, from the Shareholders in compliance with any restrictions on Transfer or assignment; provided, however, that (x) the Company may not assign this Agreement (in whole or in part) without the prior written consent of the holders of a majority of the Registrable Securities and (y) (i) holders of Registrable Securities may not assign this Agreement (in whole or in part) without the prior written consent of the Company (such consent not to be unreasonably withheld) and (ii) such successor or assign shall not be entitled to such rights unless the successor or assign shall have executed and delivered to the Company an Addendum Agreement substantially in the form of Exhibit A hereto promptly following the acquisition of such Registrable Securities.

(d)        Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile, pdf or other electronic transmission with the same effect as if all signatory parties had signed and delivered the same original document, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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(e)        Headings; Construction. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,”; (iii) references to sections and paragraphs refer to sections and paragraphs of this Agreement; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including Exhibit A hereto, and not to any particular subdivision unless expressly so limited; (v) unless otherwise specified, the term “days” shall mean calendar days; (vi) a “percentage” (or a “majority”) of the Registrable Securities (or, where applicable, any class of securities) shall be determined based on the number of shares of such securities; and (vii) unless otherwise provided, the currency for all dollar figures included in this Agreement shall be the US Dollar.

(f)        Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with, the laws of the State of New York.

(g)        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)        Entire Agreement. This Agreement, that certain Stockholders Agreement, dated February 13, 2018, by and among the Company and Investor (the “Stockholders Agreement”) and the Securities Purchase Agreement are intended by the parties as a final expression of their agreement, and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the registration rights granted by the Company with respect to Registrable Securities. This Agreement, together with the Securities Purchase Agreement and the Stockholders Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, this Agreement shall not supersede the transfer restrictions in the Stockholders Agreement.

(i)        Securities Held by the Company or its Subsidiaries. Whenever the consent or approval of holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its subsidiaries shall not be counted in determining whether such consent or approval was given by the holders of such required percentage.

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(j)        Specific Performance; Further Assurances. The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach. The parties hereto agree that in the event the registrations and sales of Registrable Securities are effected pursuant to the laws of any jurisdiction outside of the United States, such parties shall use their respective reasonable best efforts to give effect as closely as possible to the rights and obligations set forth in this Agreement, taking into account customary practices of such foreign jurisdiction, including executing such documents and taking such further actions as may be reasonably necessary in order to carry out the foregoing.

(k)        Term; Other Agreements. This Agreement shall terminate (i) with respect to a Shareholder on the date on which such Shareholder ceases to hold Registrable Securities, (ii) with respect to the Company, the date on which all equity securities have ceased to be Registrable Securities and (iii) upon the dissolution, liquidation or winding up of the Company; provided that such Shareholder’s rights and obligations pursuant to Section 8, as well as the Company’s obligations to pay expenses pursuant to Section 7, shall survive with respect to any Registration Statement in which any Registrable Securities of such Shareholders were included.

(l)        Consent to Jurisdiction; Waiver of Jury Trial. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York located in New York County and the federal courts of the United States of America located in New York County, and the appropriate appellate courts therefrom for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereto hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of Section 11(b).

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

GNC HOLDINGS, INC.

By:
Name:
Title:

[●]

By: [●]

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A

ADDENDUM AGREEMENT

This Addendum Agreement is made this [●] day of [●], 20[●], by [●], a [●] (the “New Shareholder”), pursuant to a Registration Rights Agreement dated as of [●], [●] (the “Agreement”), by and among GNC Holdings, Inc. (the “Company”), Investor and the other Shareholders party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Company has agreed to provide registration rights with respect to the Registrable Securities as set forth in the Agreement; and

WHEREAS, the New Shareholder has acquired Registrable Securities directly or indirectly from a Shareholder; and

WHEREAS, the Company and the Shareholders have required in the Agreement that all Persons desiring registration rights pursuant to the Agreement must enter into an Addendum Agreement binding the New Shareholder to the Agreement to the same extent as if it were an original party thereto;

NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Shareholder acknowledges that it has received and read the Agreement and that the New Shareholder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if it were an original party to the Agreement (or as otherwise provided therein) and shall be deemed to be a Shareholder thereunder.

New Shareholder

Name:
Title:

Address:

Exhibit D

GNC HOLDINGS, INC.

STOCKHOLDERS AGREEMENT

Dated as of [ 🌑 ], 2018

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6.8	Jurisdiction; Waiver of Jury Trial	27
6.9	Specific Performance	28
6.10	Entire Agreement	28
6.11	Severability	28
6.12	Table of Contents, Headings and Captions	28
6.13	Counterparts	29

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of [ 🌑 ], 2018, by and between GNC Holdings, Inc., a Delaware corporation (the “Company”), and [●], a [ 🌑 ] (“Investor”).

BACKGROUND:

WHEREAS, Investor and the Company are party to that certain Securities Purchase Agreement (as defined below), pursuant to which, among other things, Investor agreed to purchase from the Company, and the Company has agreed to issue and sell to Investor, shares of Convertible Preferred Stock (as defined below), subject to the terms and conditions set forth in the Securities Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and Investor are entering into a Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), providing for certain registration rights which the Company is granting to Investor;

WHEREAS, the execution and delivery of this Agreement and the Registration Rights Agreement is a condition of the Investor and the Company to the Closing;

WHEREAS, in connection with the transactions contemplated by the Securities Purchase Agreement, the Company and Investor wish to set forth certain understandings between such parties, including with respect to certain governance matters; and

WHEREAS, the Company and Investor have agreed that the rights and obligations set forth herein shall become automatically effective simultaneously with the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“10% Stockholder” means, in connection with a proposed Transfer of Equity Securities of the Company, any Person or Group that has filed a statement of beneficial ownership report on Schedule 13D or Schedule 13G with the SEC which reports such Person’s or Group’s

Beneficial Ownership of ten percent (10%) or more of the total issued and outstanding Common Stock at the time of such proposed Transfer.

“Acquisition” means any transaction or series of related transactions involving: (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, or other transaction that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than thirty-five percent (35%) of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest), (ii) any transaction, including any direct or indirect acquisition or any tender offer, exchange offer or other secondary acquisition, that would result in any Person or Group Beneficially Owning more than thirty-five percent (35%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (iii) any sale, lease, license or other disposition, directly or indirectly, of all or substantially all of the consolidated assets of the Company.

“Acquisition Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that (i) CITIC Capital Group, its affiliated investment funds and its and their respective Controlled affiliates shall be deemed to be “affiliates” of Investor, and (ii) no Governmental Entity shall be deemed to be an “affiliate” of either party.

“Affiliated Investor Designee” means any Investor Designee that is not an Independent Investor Designee.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“As-Converted Basis” means on an as-converted-to-Common Stock basis (disregarding for such purpose any conversion limitations thereon).

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “Beneficial Ownership” of a Person shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of any conversion or vesting requirement of any such security.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized by Law to close prior to 5 p.m. New York City Time or remain closed.

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“Cash Offer Trigger Event” means any of (i) the issuance after the Closing by the Company’s auditors of an opinion containing a going concern qualification for the Company with respect to the any full fiscal year of the Company, (ii) the Company being in material breach (which is not cured or waived) of any financial maintenance covenant in any of its debt instruments or (iii) the eighteen (18) month anniversary of the Closing.

“CEO Designee” has the meaning set forth in Section 2.1(c).

“Certificate of Designations” means that certain Certificate of Designations of the Company establishing the Convertible Preferred Stock, as the same may be amended from time to time.

“Closing” has the meaning set forth in the Securities Purchase Agreement.

“Common Stock” means the shares of Class A common stock, $0.001 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted.

“Company” has the meaning set forth in the Preamble.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Designees” means (i) the Directors duly designated and appointed to the Board as of the date hereof, in each case pursuant to Section 5.17 of the Securities Purchase Agreement, and (ii) the individuals nominated by the Independent Company Designees pursuant to Section 2.1(d).

“Confidentiality Agreement” has the meaning set forth in Section 4.4.

“Contested Election” means an election in which the Secretary of the Company determines in good faith that the number of Director nominees is greater than the number of Directors to be elected.

“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Conversion Price” has the meaning set forth in the Certificate of Designations.

“Convertible Notes” means the Company’s 1.5% Convertible Senior Notes, issued on August 10, 2015 pursuant to the Convertible Notes Indenture, in an original aggregate principal amount of $287,500,000, due in 2020.

“Convertible Notes Indenture” means that certain Indenture, dated as of August 10, 2015, by and among the Company, the Subsidiary guarantors party thereto and Bank of New York Mellon Trust Company, N.A., as Trustee.

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“Convertible Preferred Stock” means the shall mean the class of preferred stock of the Company titled the “Series A Convertible Preferred Stock.”

“Designee Qualifications” has the meaning set forth in Section 2.2(a)(viii).

“Director” means any director of the Company.

“Director Confidentiality Agreement” means a Confidentiality Agreement, substantially in the form attached as Exhibit A to this Agreement (as it may be modified from time to time by the Nominating and Corporate Governance Committee), which each Director that is not an employee of the Company shall be required to execute as a condition to such Director’s election or nomination for election and any subsequent nomination for election as a Director.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange” shall mean the New York Stock Exchange LLC or any other exchange on which the Common Stock is listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exempted Person” has the meaning set forth in Section 4.6.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness; (c) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP; (d) all letters of credit, performance bonds, surety bonds, banker’s acceptances or similar obligations issued for the account of such Person; (e) all guarantees and keepwell arrangements issued by such Person; (f) to the extent not otherwise included, all indebtedness of another Person secured by a lien on any asset owned by such first Person, whether or not such indebtedness is assumed by such first Person; (g) all obligations due

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and payable under any interest rate swap agreements or interest rate hedge agreements and similar agreements to which any such Person is a party; (h) all obligations issued or assumed as the deferred purchase price of property or services with respect to which any Person is liable, contingent or otherwise (including conditional sale obligations and “earn-out” obligations but excluding trade payables arising in the ordinary course of business); and (i) any interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage or fees and expenses due and payable with respect thereto.

“Independent Company Designee” means a Company Designee who qualifies as an “independent” director under the rules of the Exchange and any guidelines adopted by the Board or the Nominating and Corporate Governance Committee that are applicable to all Directors, as determined in good faith by the Nominating and Corporate Governance Committee.

“Independent Investor Designee” means an Investor Designee that (A) at no time during the three (3) year period prior to his or her election or appointment to the Board, nor during his or her service as a Director, has been or is an employee, director, officer of, or consultant or other service provider to, any of the Investor Entities, or has received or is receiving compensation from any of the Investor Entities and (B) qualifies as an “independent” director under the rules of the Exchange and any guidelines adopted by the Board or the Nominating and Corporate Governance Committee that are applicable to all Directors, as determined in good faith by the Nominating and Corporate Governance Committee.

“Initial Investor Designees” means the individuals duly designated by the Investor as “Investor Designees” (as such term is defined in the Securities Purchase Agreement) and appointed to the Board as of the date hereof, in each case pursuant to Section 5.17 of the Securities Purchase Agreement.

“Investor” has the meaning set forth in the Preamble.

“Investor Acquisition” means any Acquisition in which an Investor Entity is the acquiror.

“Investor Designee” has the meaning set forth in Section 2.1(b).

“Investor Entities” means Investor and its Affiliates.

“Investor Parties” means (i) Investor and (ii) any Investor Permitted Transferee that becomes a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit D to this Agreement.

“Investor Permitted Transferee” has the meaning set forth in Section 4.1(b)(ii).

“Issuance Notice” has the meaning set forth in Section 4.2(a).

“Law” means any applicable national, provincial, state, municipal and local laws, statutes, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

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“Material Terms” has the meaning set forth in Section 2.1(b).

“New Issuance” has the meaning set forth in Section 4.2(a).

“New Issuance Closing” has the meaning set forth in Section 4.2(c).

“New Securities” means (A) any shares of Common Stock, (B) any shares of preferred securities or (C) any preferred or debt securities that are convertible into or exchangeable for shares of Common Stock, other than, in each case, any shares of Common Stock or such other securities that are: (i) issued to employees, officers or directors of, or consultants to, the Company or any of its Affiliates pursuant to any plan, agreement or arrangement approved by the Board (or a committee thereof); (ii) issued as consideration in connection with the acquisition by the Company (or any of its Affiliates) of any business, assets or property of any third party, by merger, sale of assets, sale of stock or otherwise; (iii) issued upon conversion or exercise of the Convertible Preferred Stock or the Convertible Notes; (iv) distributed or set aside ratably to all holders of Common Stock on a per share equivalent basis; (v) in connection with the bona fide sale by the Company or any of its Subsidiaries of all or substantially all of the Equity Securities of one or more Subsidiaries of the Company; or (vi) issued as an “equity kicker” in connection with any debt financing from a financial institution or other equipment or real property loan or leasing arrangement.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“Observer” has the meaning set forth in Section 2.1(h).

“Order” means any judgment, order, decision, writ, injunction, decree or arbitration award.

“Per Security Offering Price” has the meaning set forth in Section 4.2(a).

“Percentage Interest” means, with respect to any stockholder(s) of the Company, the Total Share Ownership of such stockholder(s) divided by the total issued and outstanding shares of Common Stock, including Convertible Preferred Stock on an As-Converted Basis and any other shares of Common Stock, in each case, deemed to be Beneficially Owned by such stockholder that are not yet issued and outstanding, expressed as a percentage.

“Permitted Transfer” has the meaning set forth in Section 4.1(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or Group.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Restricted Entity” means a Person principally engaged in the business of owning, operating, managing, franchising or branding retail nutrition supplement stores, or developing or manufacturing nutritional supplements, that, in each case, competes with the Company and is

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listed on Exhibit B attached hereto, as such list may be amended by the Company acting reasonably and in good faith from time to time, but not more than once every twelve (12) months, by delivery of written notice to Investor no less than one-hundred and twenty (120) days prior to such amendment; provided that in no event shall Exhibit B contain more than fifteen (15) such Persons at any one time; provided, further, for the avoidance of doubt, “Restricted Entity” shall not include any Investor Entity as of the date hereof.

“Restricted Period” means the period commencing on the Closing and ending on the second (2nd) anniversary of the Closing.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 13, 2018, by and between Investor and the Company.

“Subsidiary” of Investor, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Investor, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Securities the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Securities that would confer Control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Sunset Date” means the date that the aggregate Percentage Interest of the Investor Entities is less than fifteen percent (15%).

“Total Number of Directors” means the total number of authorized Directors comprising the entire Board.

“Total Share Ownership” means, as of any applicable date hereunder, and with respect to any Person, the total number of shares of Common Stock (including Convertible Preferred Stock on an As-Converted Basis) both (i) Beneficially Owned by such Person and (ii) in which such Person has the pecuniary interest. For the avoidance of doubt, a Person shall not be deemed to have ownership of a share of Common Stock, for purposes of calculating Total Share Ownership, if such Person has Beneficial Ownership of such share of Common Stock but does not also have the pecuniary interest in such share or, conversely, if such Person has the pecuniary interest in such share of Common Stock but does not also have Beneficial Ownership of such share.

“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (i) to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in,

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offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Security, (ii) to engage in any hedging, swap, forward contract or other similar transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, or (iii) to enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, such Equity Security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Two-Thirds Majority Vote” means a vote of the Board wherein two-thirds or more of the Total Number of Directors approve the matter, including, for so long as the Percentage Interest of the Investor Entities is at least 25%, at least one Affiliated Investor Designee entitled to vote on the matter; provided, however, that the Total Number of Directors shall be determined without regard to the number of Directors who have recused themselves from voting on such matter, or otherwise is not entitled to vote on a matter, in each case as a result of such Director’s conflict of interest with respect to such matter.

“Voting Securities” means shares of Common Stock, Convertible Preferred Stock and any other securities of the Company entitled to vote generally in the election of Directors.

1.2      Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to any applicable Law shall be deemed to refer to such law or applicable Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to “days” shall mean calendar days unless otherwise indicated. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden

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of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1      Composition of the Board.

(a)      Pursuant to the Securities Purchase Agreement and in each case effective as of the Closing:

(i)      the Board shall take all necessary corporate action to increase the Total Number of Directors to eleven (11), comprised of the five (5) Initial Investor Designees, five (5) Company Designees and the Company’s chief executive officer;

(ii)     the Company shall use commercially reasonable efforts to cause the resignations of two (2) individuals who are directors of the Company immediately prior to the Closing (other than the Company Designees and the Company’s chief executive officer); and

(iii)    the Company shall take all necessary corporate action to appoint the Initial Investor Designees to the Board.

(b)      From and after the Closing until the Sunset Date, subject to the terms and conditions of this Article II, Investor shall have the right (but not the obligation) to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, up to five (5) individuals that meet the Designee Qualifications to serve as Directors (each such individual whom Investor shall actually designate pursuant to this Section 2.1 and who qualifies to serve and is thereafter elected as a Director shall be referred to herein as an “Investor Designee”); provided, that, at all times, at least two (2) of the Investor Designees shall be Independent Investor Designees (except, if, Investor is only entitled to nominate four (4) Investor Designees, only one (1) of the Investor Designees shall be required to be an Independent Investor Designee, and, if, Investor is only entitled to nominate three (3) or fewer Investor Designees, no Investor Designees shall be required to be an Independent Investor Designee). Notwithstanding the foregoing provisions of this Section 2.1(b), the number of individuals that Investor shall be entitled to designate to serve as Directors pursuant to this Section 2.1(b) shall be adjusted, as applicable, immediately after any Transfer of Equity Securities of the Company by an Investor Entity and otherwise at each record date established by the Board with respect to any meeting of stockholders of the Company involving the election of Directors, to a number equal to the Percentage Interest of the Investor Entities multiplied by the Total Number of Directors at such time, rounded up to the nearest whole number; provided, that, (i) the number of Investor Designees shall not exceed five (5) individuals and (ii) on and after the Sunset Date, or the earlier date on which any Investor Entity intentionally breaches Article III, Section 4.1 or Section 4.3 of this Agreement (the “Material Terms”) in any material respect and such breach continues after written notice from the Company and a ten (10) Business Day opportunity to cure, the Investor shall not be entitled to

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designate any individuals to serve as Directors, and no Investor Designee shall be entitled to serve as Director, in each case pursuant to this Agreement.

(c)      From and after the Closing until the Sunset Date, the chief executive officer of the Company shall be entitled to be nominated by the Board for election as a Director (except as otherwise determined by the approval of a majority of the independent directors, including a majority of the Independent Company Designees entitled to vote on such matter) (such Person, the “CEO Designee”).

(d)      From and after the Closing until the Sunset Date, the Independent Company Designees shall have the exclusive right to nominate persons on behalf of the Board for election at annual stockholders meetings for, or to fill vacancies in, all Director positions, other than (i) the Investor Designees and (ii) the CEO Designee; provided, that, at all times, the Company Designees shall be Independent Company Designees, unless otherwise determined by the Board (including, for so long as the Percentage Interest of the Investor Entities is at least 25%, at least a majority of the Investor Designees entitled to vote on such matter).

(e)      If at any time Investor has designated fewer than the total number of individuals that Investor is then entitled to designate pursuant to Section 2.1(b), Investor shall have the right (but not the obligation) to designate such number of additional individuals who meet the Designee Qualifications that Investor is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy or newly created directorships on the Board shall include such designees, and the Company shall use its reasonable best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(f)      Subject to Section 2.3, in the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Investor Designee, any individual nominated or appointed by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new designee of Investor who meets the Designee Qualifications, and the Company and the Board shall use reasonable best efforts, to the fullest extent permitted by Law, at any time and from time to time, to accomplish the same as soon as possible following such designation.

(g)      For any designation pursuant to this Section 2.1 that occurs after the Closing, in connection with an election of Directors by the stockholders of the Company, Investor shall identify its designees by written notice to the Company no less than ninety (90) days prior to the date of the meeting of stockholders of the Company called for the purpose of electing Directors or if later, prior to the 10th day after the public announcement of the meeting date. So long as an individual designated by Investor pursuant to this Section 2.1 meets the Designee Qualifications, the Company shall, to the fullest extent permitted by Law, include such individual in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors, and use its reasonable best efforts to cause the election of such individual to

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the Board, including nominating such individual to be elected as a Director as provided herein, recommending such individual’s election, soliciting proxies or consents in favor thereof.

(h)      The Company shall at all times provide each Investor Designee (in his or her capacity as a member of the Board) with the same rights to indemnification, advancement of expenses and exculpation that it provides to other Directors. Each Investor Designee shall be entitled to receive from the Company and its Subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Board or any committee thereof as is provided to other Directors. Such insurance coverage shall be provided through customary director and officer indemnity insurance on commercially reasonable terms.The Company shall at all times provide each Investor Designee with compensation, benefits and reimbursement (including of travel expenses) that it provides to the Company Designees.

(i)      From the date hereof until the Sunset Date, Investor may designate one (1) individual as an observer (the “Observer”) to attend each meeting of the Board and its committees in a non-voting capacity, subject to such individual’s prior execution and delivery to the Company of a customary confidentiality agreement in the form attached hereto as Exhibit C (as it may be reasonably modified from time to time by the Nominating and Corporate Governance Committee) and except when such attendance would present an actual or potential conflict of interest (in the good faith determination of the Board or any committee thereof, as applicable).

2.2      Qualification of Investor Designees.

(a)      Each Investor Designee shall, as determined by the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each Director, the rules of the Exchange and applicable Law, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director:

(i)      meet and comply in all material respects with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii)     meet and comply in all material respects with any and all applicable qualifications, standards and other requirements for service as a Director as set forth in the Exchange’s rules;

(iii)    not be involved, during the ten (10) year period prior to his or her nomination or appointment as a Director, in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K;

(iv)    not be subject to any Order of any Governmental Entity prohibiting service as a director of any public company;

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(v)     not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Entity (unless otherwise agreed to by the Nominating and Corporate Governance Committee);

(vi)    have demonstrated in all material respects good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, investment, management, international business and/or other business experience, qualification and background for purposes of serving as a Director;

(vii)    have demonstrated proficiency and financial literacy in the English language for purposes of serving as a Director, including with respect to the reading, comprehension and analysis of English language materials (including financial materials) furnished in advance of and in connection with meetings of the Board (and committees thereof) and the ability to participate on a conversant basis in the English language meetings of the Board (and committees thereof) and the topics covered therein, including financial discussions; and

(viii)    if such Investor Designee is an Independent Investor Designee, meet the criteria set forth in the definition of “Independent Investor Designee” in Article I (the requirements set forth in this Section 2.2(a), Section 2.2(b) and Section 2.2(c) being referred to, collectively, as the “Designee Qualifications”).

(b)      As a condition an Investor Designee’s election or nomination for election and any subsequent nomination for election as a Director, such Investor Designee shall have executed and delivered to the Company a Director Confidentiality Agreement and shall have executed and delivered a consent in the same form as the other non-employee directors to be named as a nominee in any proxy statement or similar materials for any annual meeting or special meeting of stockholders and to serve as a Director if so elected.

(c)      Each Investor Designee, as a condition to his or her appointment or election to the Board must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith. Investor, in its capacity as a stockholder of the Company on behalf of itself and other Investor Entities, and each Investor Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be or customarily provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the Exchange, in each case to substantially the same extent requested or required of other candidates for appointment or election to the Board after the date hereof.

2.3      Resignations. Notwithstanding anything to the contrary in this Agreement, if, at any time, the number of Investor Designees is greater than the number of Directors that Investor has the right to designate pursuant to Section 2.1, Investor shall cause, to the fullest extent permitted by applicable Law, that certain number of Investor Designees to promptly tender his,

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her or their resignations from the Board and any applicable committee of the Board, such that the number of Investor Designees serving on the Board corresponds with the number of Directors that the Investor Designee has the right to designate pursuant to Section 2.1. If the Investor is required to cause, to the fullest extent permitted by applicable Law, an Investor Designee to tender his or her resignation from the Board and such Investor Designee does not promptly tender his or her resignation from the Board, such Investor Designee shall not thereafter be entitled to participate in any meetings, deliberations, votes or other actions as a member of any committee of the Board or as a Director of the Board.

2.4      Board Approval Standards.

(a)      Notwithstanding the foregoing, from the date hereof until the Sunset Date, Board action to approve or recommend the matters set forth below shall require a Two-Thirds Majority Vote:

(i)      any alteration, amendment or repeal (whether by merger, consolidation, operation of law or otherwise) of any provision of the Company Charter or other Company organizational documents, including the bylaws, in a manner inconsistent with this Agreement;

(ii)     any creation of a committee of the Board, or the delegation of authority to any committee of the Board (other than a committee constituted of independent directors formed with respect to a matter for which one or more Directors has recused themselves due to a conflict of interest);

(iii)     any extraordinary purchase, repurchase or redemption of capital stock;

(iv)     any appointment or removal of any Director, otherwise than in accordance with the Company’s organizational documents and this Agreement;

(v)      any increase or decrease of the Total Number of Directors;

(vi)     any payment of any extraordinary dividend or other extraordinary distributions by the Company;

(vii)    the acceptance of any Acquisition, other than with respect to a sale of 100% of the Equity Securities of the Company to a third party in a transaction in which all stockholders of the Company receive the same per share consideration;

(viii)    (A) any amendment or modification of the Convertible Notes Indenture that would result in a reduction in the “Conversion Price” or an increase in the “Conversion Rate”, each as defined therein, for the Convertible Notes causing a conversion price per share of Common Stock that is less than the Conversion Price for the Convertible Preferred Stock or (B) any conversion of the Convertible Notes into Common Stock, or repurchase or redemption of the Convertible Notes in exchange for Common Stock, at a conversion or purchase price per share of Common Stock that is less than the Conversion Price for the Convertible Preferred Stock;

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(ix)    any issuance of any Equity Security senior to or pari passu with the Convertible Preferred Stock; or

(x)     the commencement of bankruptcy or receivership proceedings, or the adoption of a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, or winding up of the Company.

(b)      Notwithstanding the foregoing, for a period of three years after the Closing Date, Board action to approve the matters set forth below shall require a Two-Thirds Majority Vote:

(i)      the removal or replacement of the chief executive officer, president, chief financial officer, secretary, treasurer or any other executive officer;

(ii)     the incurrence of Indebtedness in excess of $10,000,000 in respect of any single transaction or in a series of related transactions; or

(iii)    any New Issuance of New Securities in excess of $10,000,000 in respect of any single transaction or in a series of related transactions (except as set forth in Section 2.4(a)(viii) and Section 2.4(a)(ix) herein).

2.5      Affiliate Transactions. Until the Sunset Date, any transaction, agreement, contract or other arrangement by and among the Company or any of its Subsidiaries, on the one hand, and any of the Investor or its Affiliates, on the other hand, shall require the approval of a majority of the independent and disinterested Directors. The Investor shall notify and fully inform the full Board of any actual or potential conflict of interest that arises due to any such proposed transaction, agreement, contract or other arrangement. Notwithstanding anything to the contrary, the foregoing provision shall not apply to any transactions contemplated by this Agreement or any of the Transaction Documents (as defined in the Securities Purchase Agreement).

ARTICLE III

VOTING MATTERS

3.1      Voting in Elections. Until the Sunset Date, at any meeting of stockholders of the Company involving the election of Directors (or if action is taken by written consent of stockholders of the Company in lieu of a meeting in respect of an election of Directors), the Investor Parties shall vote, or cause to be voted (including, if applicable, by written consent), all Voting Securities Beneficially Owned by the Investor Entities (a) affirmatively in favor of the election of each Investor Designee nominated to serve as a Director in accordance with this Agreement, (b) except in a Contested Election, affirmatively in favor of the election of each Company Designee and the CEO Designee nominated to serve as a Director in accordance with this Agreement, and (c) in a Contested Election, either, at the election of such Investor Entities, (i) consistent with the recommendations of the Board or (ii) in the same proportion as the Voting Securities not Beneficially Owned by Investor Entities are voted (including, if applicable, by written consent, or by voting by ballot or by submitting any alternative proxy card necessary to accomplish the proportionate voting contemplated by this Article III) affirmatively for or against,

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or to withhold authority with respect to, as applicable, the election of each Company Designee and the CEO Designee nominated to serve as a Director in accordance with this Agreement (it being understood that the Investor Parties must elect to vote as contemplated by this Section 3.1 and cannot elect not to vote or to vote in any other manner).

3.2      Voting with respect to Acquisitions.

(a)      Until the Sunset Date, at any meeting of stockholders of the Company at which an Acquisition (and any other related matter the approval of which is required to consummate such Acquisition) is submitted to a vote of the stockholders of the Company (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the Investor Entities shall be permitted to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), all Voting Securities Beneficially Owned by Investor Entities either, at the election of such Investor Entities, (i) consistent with the recommendation of the Board or (ii) in the same proportion as the Voting Securities not Beneficially Owned by Investor Entities are voted (including by written consent) for or against, or abstain with respect to, such Acquisition (and such related matter(s)); provided, that, with respect to any meeting of stockholders of the Company occurring prior to the first (1st) anniversary of the Closing at which an Acquisition (and any other related matter the approval of which is required to consummate such Acquisition) in which the consideration per share of Common Stock is less than $5.35 is submitted to a vote of the stockholders of the Company (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the Investor Parties shall be permitted to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by Investor Entities, in their sole discretion. For the avoidance of doubt, in calculating the voting requirements of the Investor Parties under this Section 3.2, all broker non-votes and all Voting Securities that are not present or represented at the applicable stockholder meeting shall not be considered for quorum or voting purposes.

(b)      Until the Sunset Date and in the event an Acquisition by a Person other than an Investor Entity is to be effected by means of a tender or exchange offer, the Investor Entities shall tender the shares of Voting Securities Beneficially Owned by Investor Entities consistent with the recommendation of the Board or in the same manner such Investor Entities would be required to vote such Voting Securities pursuant to Section 3.2(a) if such Acquisition were submitted to a vote of the stockholders of the Company.

3.3      Voting with respect to Other Matters. Until the Sunset Date, at any meeting of stockholders of the Company at which any matter, other than matters that are subject to Section 3.1 and Section 3.2, is submitted to a vote of the stockholders of the Company (or if action is taken with respect thereto by written consent of stockholders in lieu of a meeting), the Investor Parties shall vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by Investor Entities either, at the election of such Investor Entities, (i) consistent with the recommendation of the Board or (ii) in the same proportion as the Voting Securities not Beneficially Owned by Investor Entities are voted (including, if applicable, by written consent, or by voting by ballot or by submitting any alternative proxy card necessary to accomplish the proportionate voting contemplated by this Article III), it being understood that the Investor Parties must elect to vote as contemplated by

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this Section 3.3 and cannot elect not to vote (unless the Board recommends an abstention) or to vote in any other manner.

3.4      Quorum. Until the Sunset Date, at each meeting of stockholders, the Investor Entities shall cause all of the Voting Securities Beneficially Owned by Investor Entities to be present in person or by proxy for quorum purposes, and shall ensure that its broker-designees, if any, have the authority to vote on at least one “routine” matter at a meeting of stockholders sufficient to be counted as present for quorum purposes.

ARTICLE IV

ADDITIONAL COVENANTS

4.1      Transfer Restrictions.

(a)      During the Restricted Period, no Investor Party shall Transfer any shares of Convertible Preferred Stock or Common Stock, other than pursuant to a Permitted Transfer.

(b)      “Permitted Transfer” means:

(i)      a Transfer that has been approved in advance by a majority of the independent and disinterested members of the Board;

(ii)     a Transfer to any Investor Entity that is not a Restricted Entity (any such Investor Entity, an “Investor Permitted Transferee”), if such Investor Permitted Transferee shall have agreed in writing to be bound to the same extent as Investor by the obligations of this Agreement by executing a joinder agreement substantially in the form attached as Exhibit D to this Agreement;

(iii)    a Transfer to the Company in connection with a Fundamental Change (as defined in the Certificate of Designations) or redemption pursuant to the Certificate of Designations;

(iv)    a Transfer in connection with any Acquisition approved by the Board or a duly-authorized committee thereof (including if the Board or such committee recommends that the Company’s stockholders tender in response to a tender or exchange offer that, if consummated, would constitute an Acquisition); or

(v)     a Transfer that constitutes a tender into a tender or exchange offer commenced by the Company or any of its Affiliates.

(c)      Following the Restricted Period, each Investor Party shall be free to Transfer any shares of Common Stock or Convertible Preferred Stock; provided, that (i) with respect to any Transfer, other than a Permitted Transfer or an underwritten public offering or an underwritten block trade, the Investor Parties shall not Transfer any shares of Common Stock or Convertible Preferred Stock to (A) any Restricted Entity or (B) any Person or Group that is a 10% Stockholder or that would become a 10% Stockholder as a result of the Transfer, (ii) with respect to any Transfer, other than a Permitted Transfer, that is an underwritten public offering or an

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underwritten block trade, such Investor Party shall request that the managing underwriter(s) or broker(s) not to Transfer any shares of Common Stock to any Person or Group that is a 10% Stockholder or that would become a 10% Stockholder as a result of the Transfer (unless, in each case, the identity of the Person purchasing the shares of Common Stock is not known to the managing underwriter(s) or broker(s)), provided, that, the Investor Parties shall not have any liability for a failure by the managing underwriter(s) or broker to follow such request, and (iii) with respect to a Transfer, other than a Permitted Transfer, that is an underwritten block trade, such Investor Party shall request that the broker(s) not to Transfer any shares of Common Stock to a Restricted Entity (unless the identity of the Person purchasing the shares of Common Stock is not known to such Investor Party or broker(s)), provided, that the Investor Parties shall not have any liability for a failure by the broker(s) to follow such request. For purposes of this Section 4.1(c), the total number of shares of Common Stock issued and outstanding at any time shall be the number specified in the most recent SEC filing of the Company disclosing the total number of shares of Common Stock issued and outstanding.

(d)      Any Transfer or attempted Transfer of Equity Securities of the Company in violation of this Section 4.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.

(e)      The Company shall use reasonable efforts to have the shares of Convertible Preferred Stock purchased pursuant to the Securities Purchase Agreement (and any shares of Common Stock issued upon the conversion of such Convertible Preferred Stock) registered directly on the books and records of the transfer agent in the name of the applicable Investor Party and maintained in book entries directly on the books and records of the transfer agent in the name of the applicable Investor Party. Any certificates for shares of Convertible Preferred Stock held by an Investor Party as of the Closing Date shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on Transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER

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INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED [ 🌑 ] (AS IT MAY BE AMENDED FROM TIME TO TIME), BY AND AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO, COPIES OF WHICH ARE PUBLICLY FILED OR ON FILE WITH THE SECRETARY OF THE ISSUER.”

Notwithstanding the foregoing, upon the request of the applicable Investor Party, (i) in connection with any Transfer of Common Stock or Convertible Preferred Stock in accordance with the terms of this Agreement (other than Section 4.1(b)(ii)), the Company shall promptly cause the second paragraph of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) may be lifted in connection with the Transfer of Common Stock or Convertible Preferred Stock, the Company shall promptly cause the first paragraph of the legend (or notation) to be removed from any Common Stock to be Transferred in accordance with the terms of this Agreement, and (iii) to the extent the first and second paragraph of the legend (or notation) would be removed pursuant to this paragraph in connection with any Transfer of Common Stock, the Company shall use reasonable efforts to cause such Common Stock to be registered in the name of The Depository Trust Company’s nominee.

4.2      Right of First Refusal.

(a)      If the Company, at any time or from time to time following the Closing and prior to the Sunset Date, proposes to issue (a “New Issuance”) any New Securities, the Company shall provide Investor with written notice (an “Issuance Notice”) of such New Issuance at least fifteen (15) Business Days prior to the proposed issuance of such New Securities. The Issuance Notice shall set forth the material terms and conditions of the New Issuance, including (i) the proposed number of New Securities if known or, if not known, an estimate thereof, (ii) a description of the New Securities and proposed manner of sale, (iii) the purchase price per New Security (or conversion price or premium in the event of an offering of convertible debt) (the “Per Security Offering Price”) if known or, if not known, an estimate thereof, and (iv) the proposed issuance date if known or, if not known, an estimate thereof. Investor shall be entitled to purchase (either directly or through any other Investor Parties or Investor Permitted Transferees), at the Per Security Offering Price and on the other terms and conditions specified in the Issuance Notice, any portion of such New Securities that does not exceed the Percentage Interest of the Investor Entities immediately prior to such New Issuance. The Company shall use its reasonable best efforts in accordance with the DGCL, the Exchange, the Company Charter and the Company Bylaws, to obtain the approval of the stockholders of the Company for any issuance of New Securities to Investor; provided, however, that no such approval shall delay the issuance of New Securities to any Person other than Investor.

(b)      Investor may exercise its rights under this Section 4.2 by delivering written notice of its election to purchase (either directly or through any other Investor Parties or their Investor Permitted Transferees) such New Securities to the Company within ten (10) Business Days after

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receipt of the Issuance Notice, which notice shall specify the number of New Securities requested to be purchased by Investor. Delivery of such notice shall constitute a binding commitment of Investor to purchase (either directly or through any other Investor Parties or their Investor Permitted Transferees) the amount of New Securities so specified at the Per Security Offering Price and on the terms and conditions specified in the Issuance Notice. If, at the termination of such ten (10) Business Day period, Investor has not exercised its right to purchase any such New Securities, Investor shall be deemed to have waived its rights under this Section 4.2 with respect to, and only with respect to, the purchase of the New Securities specified in the applicable Issuance Notice.

(c)      The closing of any sale of New Securities to Investor, any other Investor Parties or Investor Permitted Transferees pursuant to this Section 4.2 shall take place concurrently with the consummation of the sale of the New Securities on the terms set forth in the Issuance Notice to all other Persons purchasing such New Securities (the “New Issuance Closing”).

(d)      If the Company issues, at the New Issuance Closing, less than all of the New Securities described in the Issuance Notice, then the number of New Securities that Investor (and any other Investor Parties and Investor Permitted Transferees) shall be entitled to purchase in connection with such New Issuance pursuant to this Section 4.2 shall be reduced proportionately and Investor’s notice delivered pursuant to Section 4.2(b) shall be deemed amended to reflect such reduction. If the number of New Securities is reduced as contemplated by this Section 4.2(d), the Company shall not issue or sell the remainder of the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2. If the Company issues, at the New Issuance Closing, more than the New Securities described in the Issuance Notice, then the number of New Securities that Investor (and any other Investor Parties and Investor Permitted Transferees) shall be entitled to purchase in connection with such New Issuance pursuant to this Section 4.2 shall be increased proportionately and Investor’s notice delivered pursuant to Section 4.2(b) shall be deemed amended to reflect such increase.

(e)      If the New Issuance Closing (other than any over-allotment closing) does not occur within ninety (90) days after the date of the Issuance Notice, the Company shall not issue or sell the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2.

(f)      Investor (or any other Investor Parties or Investor Permitted Transferees) shall, prior to the closing of any offering pursuant to Rule 144A (or a successor rule) under the Securities Act in which any of them has elected to purchase New Securities pursuant to this Section 4.2, execute and deliver all such documents and instruments as are customarily required in connection with such an offering and are reasonably requested by the Company, including, without limitation, customary investment representations and representations as to its status as the type of offeree to whom a private sale may be made pursuant to the Securities Act, and any failure to deliver or enter into any such documents and instruments at or prior to such closing shall constitute a waiver of the right of first refusal set forth in this Section 4.2 with respect to such New Issuance.

(g)      Notwithstanding the foregoing provisions of this Section 4.2, this Section 4.2 shall not apply and the Investor Entities shall have no rights under this Section 4.2 if, at any time,

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any Investor Entity intentionally breaches any of the terms of this Agreement or the Confidentiality Agreement in any material respect and such breach continues after written notice from the Company and a ten (10) Business Day opportunity to cure.

4.3      Standstill.

(a)      Subject to Section 4.3(b), on and after the Closing until the Sunset Date, Investor and the Investor Parties shall not, shall cause their respective Affiliates not to, and shall cause the Investor Parties and their respective Affiliates acting at their direction not to, in any manner, directly or indirectly, without the prior written consent of, or waiver by, the Company:

(i)      acquire, offer to acquire, agree to acquire, or solicit an offer to sell, by purchase or otherwise, Beneficial Ownership of any Equity Securities of the Company (including any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such Equity Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)) other than: (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; (B) pursuant to Section 4.1(b)(ii) or Section 4.2; or (C) a Transfer between Investor Parties; provided, that no Investor Party shall be in breach of this Section 4.3(a)(i) as a result of the acquisition by any Investor Designee of any Equity Securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Investor Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any Investor Designee;

(ii)     make any public announcement or public offer with respect to any merger, business combination, tender or exchange offer, recapitalization, reorganization, restructuring, liquidation, change of Control or other similar extraordinary transaction involving the Company or any of its Subsidiaries or any acquisition of all or substantially all the assets of the Company (unless such transaction is approved or affirmatively recommended by the Board);

(iii)    make, knowingly encourage or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any Voting Securities, or seek to advise or influence any Person with respect to the voting of, any Voting Securities (other than, in each case, in a manner that is consistent with the Board’s recommendation in connection with a matter);

(iv)    seek election to, or seek to place a representative on, the Board or seek removal of any member of the Board or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company (other than (A) with respect to the election or removal of an Investor Designee or (B) to vote in accordance with the requirements of Article III);

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(v)      call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(vi)     form, join or in any way participate in a Group with respect to Equity Securities (other than a Group consisting solely of Investor Parties);

(vii)    otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management or the policies of the Company (for the avoidance of doubt, excluding any such act in their capacity as a commercial counterparty, customer, supplier, industry participant or the like);

(viii)    advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;

(ix)      publicly disclose any intention, plan, proposal or arrangement inconsistent with any of the foregoing activities;

(x)       arrange, or in any way provide, directly or indirectly, any financing for the purchase by any Person or Group of any Equity Securities or assets of the Company, other than debt financing for (A) the purchase of assets then being offered for sale by the Company and approved by the disinterested Directors, (B) the Transfer of any shares of Common Stock to an Investor Party or an Investor Permitted Transferee, (C) purchases of any Equity Securities of the Company by an Investor Entity that are permitted by this Agreement and (D) an Investor Acquisition;

(xi)      take any action that Investor or an Investor Party knows, or would reasonably be expected to know, after consultation with outside legal counsel, would require the Company to make a public announcement regarding the possibility of an Acquisition or any of the foregoing activities;

(xii)    deposit any Equity Securities of the Company into a voting trust or subject any Equity Securities to any agreement or arrangement (including by granting any proxies with respect to the Equity Securities to any third party with respect to the voting of such Equity Securities with any third party) other than (A) to provide for voting solely in accordance with this Agreement or (B) pursuant to any agreement or arrangement of the Investor set forth in the organizational or governance documents of the Investor existing on the date hereof; or

(xiii)    contest the validity of this Section 4.3(a) or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein, it being understood and agreed that (A) this Section 4.3 shall not limit (x) the activities of any Investor Designee taken in good faith in his or her capacity as a Director or (y) the participation of any Investor Designee in any Board (or committee of the Board, as applicable) discussions, deliberations, negotiations or determinations, and (B) Investor shall be responsible for any breach of this Section 4.3 caused by any action taken by any Investor Entity or by a representative of an Investor Entity acting at the direction of any Investor Entity.

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(b)      Notwithstanding anything to the contrary in Section 4.3(a), on and after the date hereof, no Investor Party shall be prohibited or restricted from: (i) initiating and engaging in private discussions with, and/or making and submitting to, the Company and/or the Board a non-public, confidential Acquisition Proposal so long as such Investor Party does not know, and would not be reasonably expected to know, after consultation with outside legal counsel, that such actions would be reasonably likely to require Investor, the Company or any other Person to make a public announcement regarding such Acquisition Proposal; or (ii) from and after a public announcement of a definitive agreement with respect to an Acquisition entered into between the Company and any Person other than an Investor Entity and until the earlier of (A) the closing of such Acquisition and (B) thirty (30) days after the termination of such definitive agreement, making and submitting to the Company, the Board, and/or the Company’s stockholders, an alternative Acquisition Proposal on a publicly disclosed and announced basis for all outstanding shares of Common Stock, which, if a tender or exchange offer, shall be on the same terms for all such shares and include a non-waivable condition that a majority of outstanding shares of Common Stock not Beneficially Owned by any Investor Entity are tendered into such offer. For the avoidance of doubt, Section 3.3 and Section 4.3(a) shall continue to apply except to the extent such provisions would prevent an Investor Party from taking the actions expressly permitted by Section 4.3(b)(i) or Section 4.3(b)(ii).

(c)      Notwithstanding anything to the contrary in Section 4.3(a) or Section 4.3(b), upon the first occurrence of any Cash Offer Trigger Event, an Investor Party shall be permitted to make a public Acquisition Proposal to the Company’s stockholders to acquire one-hundred (100%) of the outstanding shares of Common Stock of the Company in an all-cash tender offer; provided that (i) such Investor Party has engaged in confidential negotiations in good faith with the Board (or a special committee thereof formed for such purpose) for a period of not less than twenty (20) days with respect to such Acquisition Proposal and (ii) such Acquisition Proposal is expressly subject to and conditioned upon the approval of either (x) a majority of the Voting Securities, on an as converted basis, outstanding, other than those Voting Securities held by the Investor Entities, or (y) a duly constituted and properly authorized special committee of the Board formed for such purpose and composed solely of independent and disinterested Directors.

4.4      Information and Access Rights. Until the Sunset Date, the Company shall, and shall cause its Subsidiaries to, (i) upon reasonable notice to the Company and at such reasonable times as the Investor Parties may reasonably request, (A) afford the Investor Parties and their respective representatives access to its officers, properties, offices and other facilities and to its books and records, and (B) afford the Investor Parties and their respective representatives with the opportunity to consult with its officers from time to time as the Investor Parties may reasonably request regarding the affairs, finances and accounts of the Company and its Subsidiaries, (ii) to the extent otherwise prepared by the Company and provided to the Board, provide annual operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries, (iii) provide audited annual and unaudited quarterly financial statements and (iv) subject to applicable Law, provide any additional information regarding the affairs, finances and accounts of the Company and its Subsidiaries that is reasonably requested by the Investor Parties from time to time (it being acknowledged that the Company may reasonably withhold information that constitutes a trade secret or other competitively sensitive intellectual property or is subject to attorney-client privilege). Investor hereby agrees that, notwithstanding any other provision of this Agreement to the contrary, Investor and its Affiliates shall be provided confidential information in accordance with and subject

22

to the terms of a Confidentiality Agreement in the form attached hereto as Exhibit E, which such Confidentiality Agreement shall be executed and delivered concurrently with the Closing (the “Confidentiality Agreement”).

4.5      Public Announcements. The initial press release with respect to this Agreement shall be a joint press release to be reasonably agreed upon by Investor and the Company. Thereafter, Investor and the Company shall consult with each other before issuing any press release, or other public announcement with respect to this Agreement or the matters contemplated hereby and, except in respect of any such press release or other public announcement as may be required by applicable Law or any applicable rule of any securities exchange or association, shall not issue any such press release or other public announcement prior to such consultation. Investor shall not and shall cause their respective Affiliates and representatives not to, and shall cause the Investor Parties and their respective Affiliates acting at their direction not to, in any manner, disparage or cause to be disparaged the Company or its Affiliates or any of its or their respective current or former directors or executive officers, and the Company shall not, shall cause its Affiliates not to, and shall cause its representatives and the representatives of its Affiliates acting at their direction not to, in any manner disparage or cause to be disparaged any of the Investor Parties or any of their respective Affiliates, or any of its or their respective current or former directors, managers or executive officers.

4.6      Waiver of Corporate Opportunity.

(a)      To the fullest extent permitted by applicable Law, the Company hereby agrees that the Exempted Persons shall not have any obligation to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Subsidiaries. To the fullest extent permitted by applicable Law, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Company hereby further agrees that, subject to Section 4.6(b), each Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and that there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Company and the industry in which the Company operates that it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable Law, shall not be liable to the Company or any of its Subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, solely by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries, or uses such knowledge and understanding in the manner described herein. The parties specifically agree that each Exempted Person is an intended third-party beneficiary of this Section 4.6 and is entitled to rely upon and enforce the rights and obligations granted herein. “Exempted Person” shall mean the Investor Designees, the Investor, its Affiliates and each of their respective partners, principals,

23

directors, officers, members, managers, managing directors, operating partners and/or employees, as applicable. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy. The Company hereby covenants and agrees that it shall not take any action, or adopt any resolution, inconsistent with the provisions of this Section 4.6.

(b)      Notwithstanding anything to the contrary in this Section 4.6, the Company does not renounce its interest in, and the provisions of Section 4.6(a) shall not apply to, any corporate or business opportunity offered to any Investor Designee if such opportunity is offered to such person in his or her capacity as a director or officer of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1      Representations and Warranties of the Company. The Company hereby represents and warrants to Investor as follows as of the Closing:

(a)      The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement.

(b)      The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) the organizational documents of the Company, or (z) any contract or agreement to which the Company is a party.

(c)      The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.2     Representations and Warranties of Investor. Investor hereby represents and warrants to the Company as follows as of the Closing:

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(a)      Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)      The execution and delivery by Investor of this Agreement and the performance by Investor of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) its organizational documents, or (z) any contract or agreement to which it is a party.

(c)      The execution and delivery by Investor of this Agreement and the performance by Investor of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Investor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3     No Other Representations or Warranties. Each of Investor and the Company hereby acknowledges and agrees that except for the express representations and warranties set forth in this Article V, the Securities Purchase Agreement and the Registration Rights Agreement, neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement, the Securities Purchase Agreement, the Registration Rights Agreement or the transactions contemplated hereby and thereby.

ARTICLE VI

GENERAL PROVISIONS

6.1     Termination. Unless otherwise specified herein, this Agreement shall automatically terminate on the date on which the aggregate Percentage Interest of the Investor Entities is less than ten percent (10%); provided, that, Section 6.2, Section 6.3, Section 6.6, Section 6.7, Section 6.8, Section 6.9, and Section 6.10 shall survive the termination of this Agreement indefinitely, or as specified therein.

6.2     Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day (b) on the fifth Business Day after dispatch by registered or certified mail (provided, that such form of notice may only be used if dispatched from the country in which the recipient is located), (c) on the next Business Day if transmitted by national or international overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), provided that any notice received by

25

email at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

if to the Company:

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Tel: (412) 288-4600

Fax: (412) 288-4764

Attention: Kenneth A. Martindale

                 Tricia Tolivar

Email: ken-martindale@gnc-hq.com;

            tricia-tolivar@gnc-hq.com

with a copy (not constituting notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

USA

Attention: Bradley C. Faris

                  Jason Morelli

Fax:           +1 (312) 993-9767

Email: Bradley.Faris@lw.com;

            Jason.Morelli@lw.com

if to Investor:

[ 🌑 ]

with a copy (not constituting notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Tel: (212) 596-9160

Attention: Michael R. Littenberg

                  Daniel Yeh

Email: Michael.Littenberg@ropesgray.com

            Daniel.Yeh@ropesgray.com

6.3     Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified, and the observance of any term hereof may be waived, only by a written instrument executed by (i) the Company and (ii) Investor. Neither the failure nor delay on the

26

part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 6.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such party, successor or permitted assign entered into or approved such amendment, supplement or modification.

6.4     Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

6.5     Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Investor Party to any Investor Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit D to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.

6.6     Third Parties. Except as set forth in Section 4.6, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

6.7     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

6.8     Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, each of the parties hereto, by execution and delivery of this Agreement, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required

27

by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 6.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.9      Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

6.10    Entire Agreement. This Agreement, the Securities Purchase Agreement, the Registration Rights Agreement, the Confidentiality Agreement and any Director Confidentiality Agreement with an Investor Designee set forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein or in the Confidentiality Agreement or any such Director Confidentiality Agreement. This Agreement, the Confidentiality Agreement and any such Director Confidentiality Agreement supersede all other prior agreements and understandings between the parties with respect to such subject matter, other than, with respect to the confidentiality and non-use restrictions set forth in that certain letter agreement regarding confidentiality, dated July 18, 2017, by and between General Nutrition Centers, Inc. and CITIC Capital Partners Management Limited and that certain letter agreement regarding confidentiality, dated October 11, 2017, by and between the General Nutrition Centers, Inc. and Harbin Pharmaceutical Group Holding Co., Ltd., with respect to information disclosed thereunder prior to the Closing, but only to the extent such information is not otherwise subject to the confidentiality and non-use restrictions set forth in the Confidentiality Agreement or Director Confidentiality Agreement (it being understood that such letter agreement shall remain in full force and effect in accordance with its terms with respect to the confidentiality and non-use restrictions set forth therein with respect to such information disclosed thereunder prior to the Closing).

6.11    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

6.12    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

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6.13    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

[Remainder Of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GNC HOLDINGS, INC.

By:
Name:
Title:

[ 🌑 ]

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit A

Form Director Confidentiality Agreement

Exhibit B

Restricted Entities

1.	Vitamin Shoppe

2.	Rite Aid

3.	Whole Foods

4.	Vitacost

5.	Kroger

6.	Amazon

7.	Walgreens

8.	CVS

9.	Nature’s Bounty

10.	Bodybuilding.com

11.	Swanson

12.	Sprout’s

13.	Sunflower Farmers’ Market

14.	Vitamin Cottage

Exhibit C

Form of Observer Confidentiality Agreement

Exhibit D

Form Joinder Agreement

Exhibit E

Form of Confidentiality Agreement